EXHIBIT 10.1

$170,000,000

SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION
CREDIT AGREEMENT

among

SEA CONTAINERS LTD.,

as Borrower, Debtor and Debtor-in-Possession,

SPC HOLDINGS LTD.,

as Guarantor,

the several Lenders from time to time parties hereto,

and

WELLS FARGO BANK NORTHWEST, N.A.,

as Administrative Agent and as Collateral Agent

Dated as of July 20, 2007

MARINER INVESTMENT GROUP INC. and DUNE CAPITAL LP, as Co-Arrangers

EXHIBITS:

A	Form of Addendum

B	Form of Assignment and Acceptance

C	Form of Account Control Agreement

D	[Reserved]

E	Form of Notes

F	Form of Notice to Revolving Credit Lenders

G	Form of Notice to Term Lenders

H	Form of Guarantor Solvency Certificate

I	Form of SPC Solvency Certificate

J	Form of Secretary’s Certificate

K	Form of Officer’s Certificate

L	Form of Kirkland & Ellis Opinion

M	Form of Appleby Opinion

i

SCHEDULES:

1.1A	Floor Rate

3.1(b)	Dispositions by Group Members

3.1(c)(ii)	Solvency of SPC

3.1(c)(iv)	Indebtedness and Liabilities of Guarantor

3.1(c)(v)	Indebtedness of SPC

3.4	Consents

3.5	Legal Bar

3.6(a)	Litigation with Potential MAE

3.6(b)	Litigation with Potential to impose Materially Adverse Conditions

3.7	Defaults

3.9	Intellectual Property

3.15	Borrower’s Subsidiaries

3.20	Liens

3.21	Accounts

3.23	Pledged Collateral

6.1(d)	Indebtedness Incurred on or after Petition Date

6.4(c)	Dispositions of Property

6.11	Negative Pledge Clauses

6.14	Organizational Documents

6.21	Foreign Pension Plans

ii

SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of July 20, 2007, among SEA CONTAINERS LTD., a Bermuda company, as a borrower and as debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (as defined below) (the “Borrower” or the “Debtor”); SPC HOLDINGS LTD., a Bermuda company, as a guarantor (“Holdings” or the “Guarantor” and, together with the Borrower, the “Credit Parties”); the several banks and other financial institutions or entities from time to time parties to this Agreement (solely in their capacities as providers of the Commitments, and as lenders, creditors and secured parties, under the Credit Documents, collectively, the “Lenders”), whether by Addendum or Assignment and Acceptance; and WELLS FARGO BANK NORTHWEST, N.A. (“WFBN”), as administrative agent (solely in such capacity, together with any successors, assigns and sub-agents, the “Administrative Agent”) and as collateral agent for the Secured Parties (solely in such capacity, together with any successors, assigns and sub-agents, the “Collateral Agent” and, together with the Administrative Agent, collectively, the “Agents”).

RECITALS:

A.                                   On October 15, 2006 (the “Petition Date”), the Debtor (as defined herein), together with certain of its Subsidiaries, filed voluntary petitions for relief (collectively, the “Case”) under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court.

B.                                     The Debtor is continuing to operate its business and manage its properties as a debtor-in-possession under sections 1107 and 1108 of the Bankruptcy Code.

C.                                     Sea Containers SPC Ltd., a Bermuda company and a direct Subsidiary of Holdings (“SPC”), is the issuer under an existing $160,661,000 term debt securitization facility, as amended and restated as of October 3, 2006 (the “Existing SPC Facility”).

D.                                    The Borrower has requested that the Lenders provide the DIP Facility (as defined herein) for the purposes specified in Section 5.13.

E.                                      Pursuant to this Agreement, the Commitment Order and the Final DIP Order, the Lenders are making available to the Borrower the DIP Facility and the Term Loans and Revolving Loans in an aggregate principal amount not to exceed $170,000,000.

F.                                      The proceeds of the Term Loans will be used solely (1) to make a capital contribution to Holdings, and (2) to pay the DIP Transaction Costs, in all cases subject to the terms of this Agreement, the Commitment Order and the Final DIP Order.

G.                                     To provide security for the repayment of the Loans and the payment of the other Obligations hereunder, the Credit Parties are providing to the Agents and the Lenders, pursuant to this Agreement and the Final DIP Order, inter alia, the following (each as more fully described herein):

(a)                                  with respect to the Obligations of the Borrower hereunder, an allowed administrative expense claim having, pursuant to Bankruptcy Code Section 364(c)(1), superpriority over all other costs and expenses of any kind, including but not limited to those specified in, or ordered pursuant to, sections 105, 326, 330, 331, 503(b), 507(a), 507(b), 726 or any other provisions of the Bankruptcy Code, subject only to the Carve-Out;

(b)                                 a perfected, first priority security interest in and Lien on all Borrower Collateral, subject only to the Carve-Out and certain Liens as described below; and

(c)                                  a guaranty by the Guarantor of the payment in full (up to the value of the Guarantor’s assets) when due of all of the Borrower’s Obligations hereunder, such guaranty being secured by a perfected, first priority security interest in all the Guarantor Collateral, subject only to certain Liens as described below.

H.                                    All of the claims of the Agents and the Lenders against the Borrower (but not the Guarantor) hereunder and pursuant to the Orders in the SCL Case, and the Liens granted hereunder on the Borrower Collateral, shall be subject to the Carve-Out, but in each case only to the extent provided in Section 3.20 hereof and the Orders.

I.                                         The Lenders are willing to make available to the Borrower such post-petition loans upon the terms and subject to the conditions set forth herein.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

1.1.                              Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Account Control Agreement” means an agreement in respect of one or more Deposit Accounts, Securities Accounts or Commodity Accounts, executed by each Credit Party maintaining any such Deposit Accounts, Securities Accounts or Commodity Accounts, by the Collateral Agent, and by the applicable Bank or Approved Securities Intermediary, such agreement being substantially in the form of Exhibit C (with such changes as may be agreed to by the Majority Lenders).

“Accounts Receivable” means all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Property, together with all of a Credit Party’s right, title and interest, if any, in any goods or other property giving rise to or resulting from or retained in connection with the creation of such right to payment, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, pledges and other Liens, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired, securing such rights to payment, and all Collateral Support and Supporting Obligations related to the foregoing and all such Credit Party’s right, title, and interest in Accounts Receivable Records.

“Accounts Receivable Records” means (a) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Accounts Receivable, (b) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Accounts Receivable, including all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Accounts Receivable, whether in the possession or under the control of a Credit Party or any computer bureau or agent from time to time acting for a Credit Party or otherwise, (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith and amendments, supplements or other modifications thereto, notices to other creditors or lenders, and certificates, acknowledgments or other writings, including lien search reports from filing or other registration officers, (d) all credit information, reports and memoranda relating thereto and (e) all other written, electronic or other non-written forms of information related in any way to the foregoing or any Accounts Receivable.

“Addendum” means an instrument, substantially in the form of Exhibit A, by which a Lender becomes a party to this Agreement as of the DIP Effective Date.

“Administrative Agent” has the meaning specified in the preamble to this Agreement and together with its successors appointed pursuant to Section 8.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or Persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents” has the meaning specified in the preamble to this Agreement.

“Agreement” means this Secured Super-Priority Debtor-in-Possession Credit Agreement.

“Ancillary Collateral Documents” means, collectively, each Account Control Agreement, each other certificate, instrument or document that creates or perfects a Lien on any Collateral and each other certificate, instrument or document executed by a Credit Party and delivered to the Administrative Agent or the Collateral Agent or any Lender pursuant to or in connection with any of the foregoing.

“Anti-Terrorism Laws” has the meaning specified in Section 3.24.

“Applicable Margin” means (a) for Revolving Loans, a rate per annum equal to 4.00% and (b) for Term Loans, a rate per annum equal to 3.50%.

“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Approved Securities Intermediary” means a Securities Intermediary or commodity intermediary selected or approved by the Majority Lenders and with respect to which a Credit Party has delivered to the Administrative Agent an executed Account Control Agreement.

“Assignee” has the meaning specified in Section 12.6(b).

“Assignment and Acceptance” means an Assignment and Acceptance, substantially in the form of Exhibit B.

“Available Cash” means, with respect to any Person or group, all cash, short term investments and other Cash Equivalents, excluding Restricted Cash, of such Person or group.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101-1530, as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court having competent jurisdiction over the Case.

“Bankruptcy Rules” means collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, the Federal Rules of Civil Procedure, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, all as now in effect or hereafter amended.

“Barclays” means Barclays Bank plc.

“Benefitted Lender” has the meaning specified in Section 12.7(a).

“Bermuda Charge Documents” has the meaning specified in Section 7.1(aa).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”  has the meaning specified in the preamble to this Agreement.

“Borrower Alternative Funding Account” means the account of the Borrower at Commerce Bank, N.A., account number 7860983282, which account shall at all times be subject to a first priority perfected security interest in favor of the Collateral Agent for the ratable benefit of the Lenders, subject only to Permitted Senior Liens and the Carve-Out.

“Borrower Collateral” has the meaning specified in Section 10.1(a).

“Borrower Payment Account” means the account of the Administrative Agent at Wells Fargo Bank, N.A., designated as No. 43295.

“Borrowing” means a borrowing consisting of Loans of the same Type made on the same day.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to close, provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Daily Rate Loans and Eurodollar Periodic Rate Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Carve-Out” means an exception to the Lenders’ Liens or first priority claims hereunder for the payment of:  (a) the unpaid fees of the United States Trustee pursuant to 28 U.S.C. § 1930(a), (b) all claims for fees and expenses of Bankruptcy Court-approved professionals as to which interim fee applications have been filed pursuant to the procedures approved by the Bankruptcy Court, as of the earlier of the Termination Date and the date on which the Debtor or any Committee has received notice or otherwise first has knowledge of an Event of Default (as used herein, the “Cutoff Date”), (c) claims for fees and expenses of Bankruptcy Court-approved professionals, in an aggregate amount not to exceed $5,000,000, as to which interim fee applications have not been filed prior to the Cutoff Date pursuant to the procedures approved by the Bankruptcy Court and that relate to time periods prior to the Cutoff Date, and (d) in the event that the Obligations are not repaid in full on or prior to the Cutoff Date, up to $5,000,000 in aggregate amount for unpaid fees and expenses of Bankruptcy Court-approved professionals relating to the period following the Cutoff Date, in each case in clauses (b), (c) and (d) above to the extent that such fees and expenses are allowed by an order of the Bankruptcy Court.

“Case”  has the meaning specified in the recitals to this Agreement.

“Cash Equivalents” means, at any time: (a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time; (b) commercial paper maturing not more than 270 days from the date of issue, which is issued by a corporation (other than an Affiliate of the Borrower) organized under the laws of any State of the United States, the District of Columbia, the United Kingdom or any of the participating states of the European Union and rated A-1 or higher by S&P or P-1 or higher by Moody’s, or (c) any certificate of deposit, time deposit, eurodollar deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by any bank organized under the laws of the United States (or any State thereof), the United Kingdom or any of the participating states of the European Union and which has (x) a credit rating of A-2 or higher from Moody’s or A or higher from S&P and (y) a combined capital and surplus greater than $500,000,000, (d) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, and (e) cash.

“Cash Management Order” means the Final Order (I) Approving Cash Management System, (II) Authorizing Use of Prepetition Bank Accounts and Business Forms, (III) Granting Administrative Expense Status to Intercompany Transactions, and (IV) Waiving the Requirements of 11 U.S.C. § 345(b) entered by the Bankruptcy Court on January 12, 2007 and entered on the docket as Docket No. 248.

“Chapter 5 Claim” means any cause of action whether for avoidance or recovery, that a trustee is entitled to bring in the Case under sections 544 through and including 553 of the Bankruptcy Code.

“Claim” has the meaning specified in section 101(5) of the Bankruptcy Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning specified in Section 10.1.

“Collateral Agent” has the meaning specified in the preamble to this Agreement.

“Commitment Documents” has the meaning specified in the Commitment Letter.

“Commitment Letter” means the Commitment Letter dated as of May 2, 2007, addressed to the Borrower from the initial Lenders party thereto and accepted by the Borrower on May 2, 2007.

“Commitment Order” means that certain order issued by the Bankruptcy Court pursuant to Section 363 and other applicable provisions of the Bankruptcy Code as entered on the docket as Docket No. 568 on May 4, 2007.

“Commitments” means the aggregate Revolving Credit Commitments and the aggregate Term Loan Commitments.

“Committee” means any official committee of unsecured creditors appointed in the Case, as such committee may be reconstituted from time to time.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with any Credit Party or Subsidiary within the meaning of Section 4001 of ERISA or is part of a group that includes any Credit Party or Subsidiary and that is treated as a single employer under Section 414 of the Code.

“Confidential Bankruptcy Case Information” means confidential information of (i) Sea Containers Services Ltd. and (ii) the Borrower and/or its Subsidiaries that are debtors in the Case that must be kept confidential and/or shared with limited constituencies to preserve the attorney-client privilege or other comparable privileges and doctrines.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Account” means a Deposit Account, Securities Account or Commodity Account maintained by a Credit Party and that is the subject of an effective Account Control Agreement and is subject to a Lien in favor of the Secured Parties.

“Copyright Licenses” means any written agreement naming any Credit Party as licensor or licensee granting any right under any Copyright, including the grant of rights to copy, publicly perform, create derivative works, manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights” means (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof and (b) the right to obtain all renewals thereof.

“Credit Documents” means, collectively, this Agreement, the Commitment Documents, the Notes, each Ancillary Collateral Document, the SPC Note, the Subordination Agreement, the Fee Letter, each other certificate, instrument or document that creates or perfects a Lien on any property of the Credit Parties for the benefit of the Secured Parties and each other certificate, instrument or document executed by a Credit Party and delivered to the Administrative Agent, the Collateral Agent or a Lender pursuant to or in connection with any of the foregoing.

“Credit Parties” has the meaning specified in the preamble to this Agreement.

“D&O Insurance” means directors and officers insurance.

“Debtor” has the meaning specified in the preamble to this Agreement.

“Default” means any event that is, or upon notice, lapse of time or both, if required, would constitute, an Event of Default.

“DIP Effective Date” means the first date on which all the conditions described in Sections 4.1 and 4.2 shall have been met.

“DIP Facility” means the Term Loan Commitments, the Revolving Credit Commitments and the provisions herein related to the Term Loans and the Revolving Loans.

“DIP Transaction Costs” means all costs and expenses of the Lenders and each Agent (including the reasonable fees and expenses of their legal and other advisors) relating to the structuring of the proposed financing for the Borrower or SPC, including negotiation, documentation and administration of the Commitment Documents and related documents and the Credit Documents, and the alternative forms of financing proposals requested by or submitted to the Debtor, or otherwise in connection with the transactions contemplated hereby, including those incurred in connection with the preparation, negotiation, documentation and enforcement of, and preservation of rights under, the Commitment Documents and the Credit Documents (whether incurred before, on or after the date of the Commitment Letter) and in connection with negotiating, documenting and obtaining court approval of the Debtor’s entry into the Commitment Documents and related documents and the Credit Documents and the transactions described in the Commitment Documents and the Credit Documents,  which amounts shall be payable without any requirement for filing a fee application or obtaining further approval of the Bankruptcy Court, all in accordance with the Commitment Documents and the Credit Documents.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, charter or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$” means dollars in lawful currency of the United States.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct on a Group Member concerning protection of human health or the environment, the Release or threatened Release of, or exposure to, Materials of Environmental Concern, natural resources or natural resource damage or occupational safety or health, each as may be amended at any time hereafter.

“Equipment Management Agreement” means the Equipment Management Agreement, dated as of May 1, 1998, between GE SeaCo SRL and the Borrower, as the same may be amended, supplemented, renewed, extended or replaced from time to time.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including joint venture, partnership, trust and membership interests (however designated, whether voting or nonvoting), of equity or ownership or beneficial interest in or of such Person, and any and all warrants, options or other rights to purchase or otherwise acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements” means for any day as applied to a Eurodollar Daily Rate Loan or Eurodollar Periodic Rate Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, special, marginal, emergency or other reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Adjusted Rate” means, with respect to any date, a rate per annum determined for such date in accordance with the following formula (rounded upward, if necessary, to the next 1/100th of 1%):

Eurodollar Unadjusted Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Daily Rate” means, for any date, a rate per annum, to be applicable to the date for which determined, equal to the Eurodollar Adjusted Rate in respect of such date.

“Eurodollar Daily Rate Loans” means Loans the rate of interest applicable to which is based upon the Eurodollar Daily Rate.

“Eurodollar Periodic Rate” means, with respect to each Interest Period pertaining to a Eurodollar Periodic Rate Loan, a rate per annum, to be applicable to each date within the Interest Period for which determined, equal to the Eurodollar Adjusted Rate in respect of the first date of such Interest Period.

“Eurodollar Periodic Rate Loans” means Loans the rate of interest applicable to which is based upon the Eurodollar Periodic Rate.

“Eurodollar Tranche” means, collectively, Eurodollar Periodic Rate Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date.

“Eurodollar Unadjusted Rate” means, with respect to any date, (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the London Interbank Offered Rate (or LIBOR) for deposits with a term equivalent to one month in Dollars, as published in the Wall Street Journal (as published in New York City), for the next preceding Business Day to such date, or (b) in the event the rate referenced in the preceding clause (a) is for any reason unavailable for such date, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Administrative Agent to be the London Interbank Offered Rate (or LIBOR) for deposits with a term equivalent to one month in Dollars, as determined by reference to such published rate as the Majority Lenders reasonably deem appropriate under the circumstances, for the next preceding Business Day to such date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the greater of (A) the Prime Rate in effect on the next preceding Business Day to such date minus 2.70% and (B) the Federal Funds Effective Rate in effect on the next preceding Business Day to such date plus 0.50%.  For purposes hereof,  “Prime Rate” means the rate of interest per annum publicly announced from time to time by the Reference Bank as its prime or base rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Bank in connection with extensions of credit to debtors).  Notwithstanding the foregoing, if the Eurodollar Unadjusted Rate determined as provided in clauses (a), (b) or (c) above in respect of a date prior to the six-month anniversary of the Funding Date would be less than the 1-month LIBOR applicable on the Business Day immediately preceding the Funding Date, as published in the Wall Street Journal (such rate, the “Floor Rate,” being set forth in Schedule 1.1A hereto), then the “Eurodollar Unadjusted Rate” in respect to such date shall be deemed to be the Floor Rate.

“Event of Default” has the meaning specified in Section 7.

“Executive Order” has the meaning specified in Section 3.24.

“Existing SPC Facility”  has the meaning specified in the recitals to this Agreement.

“Federal Funds Effective Rate” means for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Bank from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter agreement dated as of the date hereof between the Administrative Agent and the Borrower.

“Final DIP Order” means a final order of the Bankruptcy Court entered in the Case, on the docket of the Clerk of the Bankruptcy Court, which final order shall (a) approve the payment by the Debtor of the various interest, fees and expenses set forth in or contemplated by the Commitment Documents and the Credit Documents; (b) find that the Lenders have extended credit in good faith and are entitled to the protection of §364(e) of the Bankruptcy Code; (c) be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and perfected Liens on and security interests in (having the priority provided for herein) all right, title and interest of the Borrower in, to and under the Borrower Collateral, enforceable against the Borrower to the extent it owns an interest in such Collateral, (d) provide for the automatic vacation of the automatic stay to permit enforcement of the Agents’ and the Lenders’ respective remedies under the Credit Documents then or thereafter existing; (e) acknowledge that the Lenders are members of the SCL Official Committee of Unsecured Creditors and their entry into the Commitment Documents and the Credit Documents and their participation in the transactions contemplated thereby and the exercise, preservation and enforcement of their rights and remedies thereunder or in respect thereof shall not, in and of itself, constitute grounds for their removal as, or result in their removal as, or require any of them to resign as, or refrain from acting as, members and/or chairperson, as applicable, thereof, until such time as an Event of Default shall occur (at which time the Lenders that are members of the SCL Official Committee of Unsecured Creditors shall resign therefrom); and (f) otherwise be in form and substance reasonably satisfactory to the Majority Lenders, and which order is a Non-Appealable Order.

“Final DIP Order Effective Date” means the date on which the Final DIP Order shall have been entered on the docket of the Bankruptcy Court, after notice has been given and a hearing conducted in accordance with Bankruptcy Rule 4001.

“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by any Credit Party, Subsidiary or any Commonly Controlled Entity primarily for the benefit of employees of any Credit Party, Subsidiary or any Commonly Controlled Entity residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Funding Date” means, if all the conditions described in Sections 4.1 and 4.2 shall have first been met on or prior to 10:00 A.M., New York time on a Business Day, such Business Day, and otherwise the next succeeding Business Day after the first date on which all such conditions shall have been met, provided that the Funding Date shall occur not later than July 31, 2007.

“Funding Office” means the office of the Administrative Agent specified in Section 12.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles either in the United States or as relevant to the country of formation of the applicable Group Member as in effect from time to time, as described in the financial statements of the applicable Group Member, provided that GAAP in respect of each of Holdings and SPC shall mean generally accepted accounting principles in the United States.

“GE Party” means GE Capital Container Two, SRL and GE Capital Container SRL or any successor-in-interest to any rights either or both have under the Members Agreement or have asserted in the pending arbitration against the Borrower and Quota Holdings Ltd..

“GE SeaCo” means collectively GE SeaCo SRL, a Barbados society with restricted liability and all consolidated subsidiaries thereof, including GE SeaCo Services Ltd., a company organized under the laws of the United Kingdom.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Business” means the collective reference to all the Group Properties and the businesses operated by the Group Members or any one or more of them.

“Group Members” means the Credit Parties and the other Significant Subsidiaries from time to time.

“Group Properties” means the collective reference to all the facilities and other properties owned, leased or operated by the Group Members or any one or more of them.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any other balance sheet condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the beneficiary of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, not relating to borrowed money.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor” has the meaning specified in the preamble to this Agreement.

“Guarantor Collateral” has the meaning specified in Section 10.1(b).

“Guaranty” means the guaranty of the Obligations, made by the Guarantor pursuant to Section 9.

“Hedge Agreements” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Hedge Agreement.

“Holdings” has the meaning specified in the preamble to this Agreement.

“Indebtedness” means of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) (i) with respect to a Person other than the Borrower or a Subsidiary of the Borrower that is the subject of a case under the Bankruptcy Code, all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business that are not more than 90 days past due or as to which the obligation to pay is being contested in good faith by appropriate proceeding) and (ii) with respect to the Borrower or a Subsidiary of the Borrower that is the subject of a case under the Bankruptcy Code, (x) all obligations of such Person for the deferred purchase price of property or services incurred prior to the commencement of the related bankruptcy case and (y) all obligations of such Person incurred after the commencement of the related bankruptcy case for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business after the commencement of the related bankruptcy case (A) that are, with respect to trade payables other than obligations to professionals as to which payment is subject to court approval, not more than 90 days past due or as to which the obligation to pay is being contested in good faith by appropriate proceedings or (B) that are obligations to professionals as to which payment is subject to court approval and as to which (I) not more than 90 days has passed since court approval of such obligations or (II) the obligations are being contested in good faith by appropriate proceedings), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default may be limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit (to the extent of the unreimbursed amount of all drawings thereunder), surety bonds or similar arrangements, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interest of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (i) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations, and (j) for the purposes of Sections 6.1 and 7(e) only, all obligations of such Person in respect of Hedge Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity

(including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  For the avoidance of doubt, issuance of Financial Support Directions or contribution notices from United Kingdom regulators establishing an unsecured claim against the Borrower or establishing any claim against any Subsidiary of the Borrower shall not be deemed to create Indebtedness.

“Indemnified Amount” has the meaning specified in Section 12.5.

“Indemnified Matter” has the meaning specified in Section 12.5.

“Indemnified Party” has the meaning specified in Section 12.5.

“Intellectual Property” means, collectively, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means (a) as to any Eurodollar Daily Rate Loan, the last day of each calendar month while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Periodic Rate Loan, the last day of the Interest Period in respect of such Loan, (c) as to any Loan, the date of any repayment or prepayment made in respect thereof, and (d) without prejudice to, and in addition to the foregoing, as to any Loan during the continuance of an Event of Default, each date on which payment is demanded.

“Interest Period” means as to any Eurodollar Periodic Rate Loan, (i) initially, the period commencing on the borrowing date with respect to such Eurodollar Periodic Rate Loan and ending one month thereafter, and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Periodic Rate Loan and ending one month thereafter, upon continuation of such Eurodollar Periodic Rate Loan under and subject to Section 2.7; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)                              if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day;

(B)                                the Borrower may not borrow or continue a Eurodollar Periodic Rate Loan if the applicable one-month Interest Period in respect of such Eurodollar Periodic Rate Loan would extend beyond the Stated Maturity Date;

(C)                                any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(D)                               the Borrower shall borrow and continue Loans so as not to require a payment or prepayment of any Eurodollar Periodic Rate Loan during an Interest Period for such Loan.

“Investments” means, with respect to any Person, (a) any purchase or other acquisition by that Person of (i) any Equity Interest in, or (ii) a beneficial interest in any Equity Interest in, any other Person, (b) any purchase by that Person of all or a significant part of the assets of a business conducted by another Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted), or capital contribution by that Person to any other Person, including all Indebtedness of any other Person to that Person arising from a sale of property by that Person other than in the ordinary course of its business and (d) any Guarantee Obligation incurred by that Person in respect of Indebtedness or other obligations of any other Person.

“Land” has the meaning specified in the definition of the term “Real Property.”

“Lenders” has the meaning specified in the preamble hereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Majority Lenders” means at any date of determination, one or more Lenders collectively holding more than 50% of the sum of (a) the aggregate outstanding principal amount of Term Loans, (b) the aggregate Revolving Credit Exposure at such time and (c) the aggregate amount of Unused Revolving Credit Commitments.

“Master Lease Agreement” means the Master Lease Agreement, dated as of May 1, 1998, between the Borrower and GE SeaCo SRL, as the same may be amended, supplemented, renewed, extended or replaced from time to time.

“Material Adverse Effect” means, except as disclosed to the Lenders in a writing labelled “Disclosed MAE Conditions” at least two Business Days prior to the date of execution and delivery by them (by Addendum) of this Agreement and as are acceptable to the Lenders (which acceptance is deemed to occur by execution and delivery of this Agreement by them), a material adverse change in (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower, Holdings and SPC, taken as a whole, since, (i) in the case of the Borrower, the date of the monthly operating report (which shall be in the form filed with the Bankruptcy Court) most recently delivered to the Lenders and filed with the Bankruptcy Court prior to the date of the Commitment Letter, and (ii)  in the case of SPC and Holdings, March 31, 2007 (as reflected in the financial statements thereof heretofore delivered to the Lenders), or (b) whether or not used in respect of any Group Member, (x) the ability of any Credit Party to perform its obligations under this Agreement or any other Credit Document, (y) the ability of the Agents or the Lenders to enforce any of their rights or remedies under this Agreement or any other Credit Document (including the security interests and other Liens created under the Credit Documents), or (z) other than (A) the use of cash in the ordinary course of business or (B) the Disposition of assets in accordance with this Agreement at fair market value (which may be below book value), the value of the Collateral or of the assets of the Group Members taken as a whole; provided that the following matters shall not in any event constitute Material Adverse Effects: (1) any disputes with Wachovia or Ableco and matters related thereto, and (2) a decrease in the value of SPC as disclosed in the financial statements of SPC as at March 31, 2007, so long as the amount of such decrease after March 31, 2007, is no more than $50,000,000, and (3) any other events so long as all such events, in the aggregate, do not cause, and could not reasonably be expected to cause, claims or other liabilities to be created or asserted against one or more of the Group Members (excluding the Borrower and SPC) after the Funding Date that cause, or could reasonably be expected to cause, a reduction in the net equity value of such Group Member or Group Members (which value would have been realizable by (by sale or other disposition or otherwise) or distributable to Borrower, directly or indirectly) in an aggregate amount exceeding $30,000,000.  For the avoidance of doubt, no claim or claims asserted by any Foreign Pension Plan against the Borrower or its Subsidiaries (including the issuance of a Financial Support Direction or contribution notice by the UK Pensions Regulator) shall constitute an Event of Default (except as otherwise provided in Section 7.1(z)) or be deemed to have a Material Adverse Effect.  For purposes of the calculations in clause (2) above, the calculation of the reduction in value in SPC will be calculated as per the following formula:

Adjusted Net Book Value of SPC (as defined and shown in SPC’s financial statements as at March 31, 2007 heretofore delivered to the Lenders), less the sum of (i) the Net Book Value of SPC as of the date of determination plus (ii) cash receipts arising from ownership of the container assets of SPC since March 31, 2007, that have been applied to prepay the principal amounts of the Term Loans.

“Material Intellectual Property” means Intellectual Property (i) owned by or licensed to a Credit Party that is material to the business, assets, properties, condition (financial or otherwise), operations or prospects of such Credit Party or (ii) the lack of rights to utilize which could have a Material Adverse Effect.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any pollutant, contaminant, chemical, compound, constituent or hazardous, toxic or other substances, materials or wastes, defined or regulated as such in or under any Environmental Law or which may give rise to liability under any Environmental Law, including asbestos or asbestos containing material, radon or other radioactive material, polychlorinated biphenyls and urea-formaldehyde insulation.

“Members Agreement” means the Master Lease Agreement, dated as of May 1, 1998, between the Borrower and GE Capital Container SRL, as the same may be amended, supplemented, renewed, extended or replaced from time to time.

“Monthly Operating Report” means a report of the Borrower filed with the Bankruptcy Court from time to time pursuant to Bankruptcy Rule 2015(a) in the SCL Case.

“Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Funded Amount” has the meaning specified in Section 2.2(d).

“Non-Appealable Order” means (i) an order of the Bankruptcy Court which is in effect and as to which (i) the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, reargument or rehearing thereof has been filed or sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Non-Appealable Order.

“Non-Excluded Taxes” has the meaning specified in Section 2.15(a).

“Notes” means, collectively, any promissory note evidencing Loans, substantially in the form of Exhibit E.

“Obligations” means the unpaid principal of and interest on the Loans and all fees, expenses, indemnities and other obligations and liabilities of any Credit Party to either Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Credit Document, either Order, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel to either Agent or to any Lender that are required to be paid by any Credit Party pursuant hereto) or otherwise.

“OFAC” has the meaning specified in Section 3.24.

“OID” has the meaning specified in Section 2.2(d).

“Orders” means, collectively, the Commitment Order and the Final DIP Order.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant” has the meaning specified in Section 12.6(c).

“Patent License” means all agreements, whether written or oral, providing for the grant by or to any Credit Party of any right to manufacture, use, import, sell or offer for sale any invention covered in whole or in part by a Patent.

“Patents” means (a) all letters patent of the United States, any other country or any political subdivision thereof and all reissues and extensions thereof, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, and (c) all rights to obtain any reissues or extensions of the foregoing.

“Payment Account” means, as to each Lender, initially the Borrower Payment Account and thereafter the account specified by such Lender by notice from time to time to the Borrower as the account to which all payments in respect of the Obligations owing to such Lender shall be made pursuant to the Credit Documents.

“Payoff Amount” means the amount of all outstanding obligations under the Existing SPC Facility.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Percentage” means

(a) as it relates to Revolving Loans, with respect to any Revolving Credit Lender at any time, the percentage that such Revolving Credit Lender’s Revolving Credit Commitment then constitutes of the aggregate Revolving Credit Commitments (or, at any time after the Termination Date, the percentage that the aggregate principal amount of such Revolving Credit Lender’s Revolving Loans outstanding at such time constitutes of the aggregate principal amount of all Revolving Loans outstanding at such time),

(b) as it relates to Term Loans, with respect to any Lender at any time, the percentage that the aggregate principal amount of such Lender’s Term Loans outstanding at such time constitutes of the aggregate principal amount of all Term Loans outstanding at such time or, if no Term Loans are then outstanding, the percentage that such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments, and

(c) where applicable, as it relates to all Loans, with respect to any Lender at any time, the percentage that

(A) the sum of (1) such Lender’s Revolving Credit Commitment, if any (or, at any time after the Termination Date, the aggregate principal amount of such Lender’s Revolving Loans outstanding, if any), at such time and (2) the aggregate principal amount of such Lender’s Term Loans outstanding, if any (or, if no Term Loans are then outstanding, such Lender’s Term Loan Commitment, if any), at such time, constitutes of

(B) the sum of (1) the aggregate Revolving Credit Commitments (or, at any time after the Termination Date, the aggregate principal amount of all Revolving Loans outstanding) at such time and (2) the aggregate principal amount of all Term Loans outstanding at such time (or, if no Term Loans are then outstanding, the aggregate Term Loan Commitments).

“Permitted Liens” has the meaning specified in Section 6.2.

“Permitted Senior Liens” means (1) the Liens described in Section 6.2(d), (e), (f), (k), (l), and (m), and, to the extent permitted to be senior to the Lien securing the Obligations, (h), and (2) to the extent having priority by mandatory provisions of Requirements of Law over the Liens securing the Obligations, the Liens described in Sections 6.2(a), (b), (c) and (g).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Petition Date” has the meaning specified in the recitals to this Agreement.

“Plan” means at a particular time, any employee benefit plan that is covered by ERISA and in respect of which any Credit Party, Subsidiary or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” means collectively, the Pledged Notes, the Pledged Equity Interests, any other Investment Property of the Guarantor, all certificates or other instruments representing any of the foregoing, all Security Entitlements of the Guarantor in respect of any of the foregoing, all dividends, interest distributions, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.  Pledged Collateral may be General Intangibles or Investment Property.

“Pledged Equity Interests” means all of the Borrower’s right, title and interest in, to and under its Equity Interests in Holdings, and all of the Guarantor’s right, title and interest in, to and under its Equity Interests in SPC and in any other Person.

“Pledged Notes” means (1) all right, title and interest of the Guarantor in the Instruments evidencing all Indebtedness owed to the Guarantor, if any, including all Indebtedness owed to the Guarantor and described on Schedule 3.23, and (2) all right, title and interest of the Borrower in the Instruments evidencing all Indebtedness owed to the Borrower by the Guarantor or SPC, if any, including all Indebtedness owed to the Borrower evidenced by the SPC Note, in each case issued by the obligors named therein, and all interest, cash, Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Prepayment Liquidity Condition” means, in connection with any prepayment of the Term Loans, that immediately after giving effect to such prepayment and to all payments required to be made in connection therewith, (i) the Borrower shall have Unrestricted Cash available for use in its business in an aggregate amount not less than $25,000,000 and (ii) no Revolving Loans shall be outstanding.

“Real Property” means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased by any Credit Party (the “Land”), together with the right, title and interest of such Credit Party, if any, in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto.

“Reference Bank” means Citibank, N.A..

“Refinancing” shall mean any repayment or replacement of the Obligations, directly or indirectly, with, or in anticipation of, the proceeds of any incurrence by the Borrower or its Affiliates, or Subsidiaries of any of the foregoing, of Indebtedness or any other obligation having pari passu or priority claim status in relation to the SCL Bonds (whether incurred prior to, contemporaneously with, or after such Refinancing), other than (i) in connection with and substantially simultaneously with the consummation of a confirmed plan of reorganization for the Debtor, (ii) at the Stated Maturity Date, or (iii) upon an acceleration based solely on an Event of Default of the types listed in Section 7(c) (only insofar as it relates to involuntary liens violative of the negative pledge covenant), (f), (h), (k), (l), (m), (n), (o), (p), (r), (s) and (t), if, but only if, the relevant act or condition giving rise to such Event of Default (A) was not commenced, taken or caused, directly or indirectly,  by the Borrower or any of its Affiliates (other than GE SeaCo), (B) was not directly or indirectly supported by the Borrower or any of its Affiliates, and (C) was actively opposed by the Borrower and each relevant Affiliate.

“Register” has the meaning specified in Section 12.6(b).

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Material of Environmental Concern in, into, onto or through the environment.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, ..32, .34 or .35 of PBGC Reg. § 4043.

“Requested Term Loan Amount” has the meaning specified in Section 2.2(d).

“Requirement of Law” means, as to any Person, the certificate of incorporation and bye-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or order, decree or other determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, the chief executive officer, president or chief financial officer of such Person, but in any event, with respect to financial matters, the chief financial officer of such Person.

“Restricted Cash” means all cash, short term investments and other Cash Equivalents pledged pursuant to Permitted Liens under Section 6.2(d), (e) and (f).

“Restricted Payment” means, in respect of any Person, (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest in such Person now or hereafter outstanding, except a dividend payable solely in Equity Interests, or (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest in such Person now or hereafter outstanding.

“Revolving Borrowing Date” has the meaning specified in Section 2.2(a).

“Revolving Credit Commitment” means as to any Lender, the obligation of such Lender to make a Revolving Loan to the Borrower hereunder in an aggregate principal amount not to exceed at any one time outstanding the amount set forth under the heading “Revolving Credit Commitment” under such Lender’s name on such Lender’s Addendum or, if applicable, such Lender’s Assignment and Assumption.  The aggregate amount of the Revolving Credit Commitments is $25,000,000, as such amount may be modified or eliminated pursuant to the terms of this Agreement and the other Credit Documents.

“Revolving Credit Exposure” means, at any time, the aggregate outstanding principal amount of Revolving Loans at such time.

“Revolving Credit Lender” means each Lender having a Revolving Credit Commitment or holding a Revolving Loan.

“Revolving Loans” means loans made by the Lenders to the Borrower pursuant to their Revolving Credit Commitments and Section 2.1(a).

“SCL Bonds” means the Indebtedness of the Borrower issued pursuant to (i) the Indenture, dated as of February 1, 1998, between the Borrower and United States Trust Company of New York, as trustee, (ii) the Indenture, dated as of October 1, 1999, between the Borrower and United States Trust Company of New York, as trustee, (iii) the Indenture, dated as of July 1, 2003, between the Borrower and The Bank of New York, as trustee, and (iv) the Indenture, dated as of May 1, 2004, between the Borrower and The Bank of New York, as trustee.

“SCL Case” means the Chapter 11 Case commenced by the Borrower in the Bankruptcy Court for the District of Delaware on the Petition Date (Case No. 06-11156 (KJC)).

“SCL Official Committee of Unsecured Creditors” means the Official Committee of Unsecured Creditors as such committee is formed and amended by the Office of the United States Trustee in the Case.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Obligations” means in the case of the Borrower, the Obligations of the Borrower and, in the case of the Guarantor, the obligations of the Guarantor under the Guaranty, either Order, and the other Credit Documents to which it is a party.

“Secured Parties” means, collectively, the Agents and the Lenders.

“Significant Subsidiaries” means each Subsidiary of the Borrower (a) listed on Schedule 3.15, or (b) created or acquired on or after the Funding Date.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent” mean, with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.  Contingent liabilities, for purposes of this definition, shall be valued at the amount that is estimated to be reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent or unliquidated liabilities of the applicable Credit Party after giving effect to the Transactions (including all fees and expenses related thereto without duplication).

“Specified Bermuda Collateral” means the SPC Note, all Equity Interests in SPC owned by Holdings, and all Equity Interests in Holdings owned by the Borrower, in each case together with all rights appurtenant thereto.

“SPC”  has the meaning specified in the recitals to this Agreement.

“SPC Note” means that certain Intercompany Demand Promissory Note, dated as of July 20, 2007, made by SPC in favor of the Borrower and evidencing Indebtedness disclosed on Schedule 3.1(c)(v).

“SPC Reporting Information” means quarterly financial statements similar to those previously provided to the Lenders as at March 31, 2007, with respect to SPC or Holdings, as applicable.

“Specified Exempt Account” means the account, listed under the column headed “Barclays Bank A/C INS & TEE” on the Schedule of Cash Receipts and Disbursements that is included in the most recent Monthly Operating Report filed with the Bankruptcy Court prior to the DIP Effective Date, maintained at Barclays and in Barclays’ name holding funds securing the Borrower’s obligations to Barclays under one or more guarantees issued by Barclays in connection with employer’s liability and other insurance programs maintained by the Borrower and its Subsidiaries, and all rights and interests of the Borrower in and to such funds.

“Stated Maturity Date” means the date that is two years after the Funding Date.

“Subordination Agreement” means that certain Intercompany Subordination Agreement, dated as of July 20, 2007, among Sea Containers British Isles Ltd., SC America Inc. and SPC in favor of the Borrower and the Administrative Agent, subordinating the payment and performance of the Indebtedness owed by SPC to Sea Containers British Isles Ltd. and SC America Inc. and disclosed on Schedule 3.1(c)(v) to the payment in cash in full of the Indebtedness evidenced by the SPC Note.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares or other ownership interests having ordinary voting power (other than shares or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, the obligations of such Person under any Synthetic Lease.

“Term Loan Commitment” means, as to any Lender, the obligation of such Lender to make a Term Loan hereunder to the Borrower on the Funding Date in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment,” under such Lender’s name on such Lender’s Addendum.  The aggregate amount of the Term Loan Commitments on the DIP Effective Date is $145,000,000.

“Term Loan Lender” means each Lender having a Term Loan Commitment or holding an outstanding Term Loan.

“Term Loans” means loans made by the Lenders to the Borrower pursuant to their Term Loan Commitments and Section 2.1(b).

“Termination Date” means the earliest to occur of (a) the Stated Maturity Date, (b) the first date on which a Termination Event shall occur, (c) the date on which the Obligations are accelerated as provided for in Section 7, and (d) solely in respect of the Revolving Credit Commitments, the date on which the Revolving Credit Commitments are terminated pursuant to Section 2.4.

“Termination Events” means the occurrence of any of the following dates, events or conditions: (1) the date of payment and satisfaction in full of all the Obligations; (2) the effective date of a confirmed plan of reorganization for the Debtor; (3) the entry of an order approving the sale or other Disposition of all or substantially all of the Debtor’s assets; or (4) the date of conversion of the Case into a case under Chapter 7 of the Bankruptcy Code or the appointment of a trustee, or examiner with expanded powers, for the Debtor.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Credit Party of any right to use any Trademark.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (b) the right to obtain all renewals thereof.

“Transferee” means any Assignee or Participant.

“Type” means, in respect of Loans, their character as Term Loans or Revolving Loans.

“UCC” means, at any time, the Uniform Commercial Code in effect in the State of New York at such time.

“United States” means the United States of America.

“Unrestricted Cash” means, with respect to any Person, all cash, short term investments and other Cash Equivalents owned by such Person and available for use in the ordinary course of business and not subject to any pledge or other Lien (other than a Lien created pursuant to the Credit Documents), or any other legal or contractual restriction on transfer or use.

“Unused Revolving Credit Commitment” means, on any date of determination, the excess, if any, of (i) the aggregate amount of the Revolving Credit Commitments as of that date over (ii) the aggregate outstanding principal amount of the Revolving Credit Loans.

“Vehicles” means all vehicles covered by a certificate of title law of any state.

1.2.                              Other Definitional Provisions.

(a)                                  Unless otherwise specified therein, all terms defined in this Agreement shall have such defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)                                  As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise specified:

(i)                                     whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(ii)                                  the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iii)                               the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties (whether real or personal), including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights;

(iv)                              the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement or such other Credit Document, as applicable, as a whole and not to any particular provision hereof or thereof, and clause, subsection, Section, Article, Schedule, Annex, Exhibit and analogous references herein or in another Credit Document are to this Agreement or such other Credit Document, as applicable, unless otherwise specified;

(v)                                 accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP;

(vi)                              capitalized terms defined in the UCC and not defined in Section 1.1 shall have the respective meanings given to them under the UCC;

(vii)                           the word “or” shall not be exclusive;

(viii)                        the word “incur” shall be construed to mean incur, create, issue, assume, or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings);

(ix)                                references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions herein).

(d)                                 The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all the Obligations.

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS; GENERAL PROVISIONS APPLICABLE TO LOANS

2.1.                              Commitments.

(a)                                  Revolving Credit Commitments.  Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make loans to the Borrower from time to time on any Business Day during the period from the Funding Date until the Termination Date in an aggregate amount outstanding not to exceed at any time the amount of the Revolving Credit Commitment of such Revolving Credit Lender; provided, however, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan as part of any Borrowing to the extent the principal aggregate amount of all Revolving Loans outstanding at that time, after giving effect to the Borrowing of which such Revolving Loan is a part, would exceed the aggregate amount of Revolving Credit Commitments in effect at such time.  The Revolving Loans shall be Eurodollar Periodic Rate Loans with an Interest Period of one month unless required to be Eurodollar Daily Rate Loans by the terms of this Agreement.  Amounts borrowed under this Section 2.1(a) may be repaid, prepaid and reborrowed pursuant to this Section 2, subject to Section 4.

(b)                                 Term Loan Commitments.  Subject to the terms and conditions hereof (including the OID provided for in Section 2.2(d)), each Term Loan Lender severally agrees to make a loan to the Borrower on the Funding Date in an amount not to exceed the amount of the Term Loan Commitment of such Lender.  The Term Loans shall be Eurodollar Periodic Rate Loans with an Interest Period of one month unless required to be Eurodollar Daily Rate Loans by the terms of this Agreement.  Amounts borrowed under this Section 2.1(b) and repaid or prepaid may not be reborrowed.

2.2.                              Procedure for Borrowing.

(a)                                  Revolving Loan Borrowings.  To request a Revolving Loan Borrowing, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time three Business Days prior to date of the proposed Borrowing (each such date, a “Revolving Borrowing Date”)), substantially in the form of Exhibit F, requesting that the Revolving Credit Lenders make the Revolving Loans constituting such Revolving Loan Borrowing and specifying the aggregate amount of the proposed Revolving Loan Borrowing and the date of such proposed Revolving Loan Borrowing.

(b)                                 Term Loan Borrowing.  To request the Term Loan Borrowing, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M. New York City time, two Business Days prior to the Funding Date), substantially in the form of Exhibit G, requesting that the Term Lenders make the Term Loans on the Funding Date and specifying the aggregate amount of the Term Loan Borrowing and the Funding Date.

(c)                                  Funding.  Upon receipt of such notice specified in clause (a) or (b) above, the Administrative Agent shall promptly notify each Lender thereof.  Not later than 2:00 P.M., New York City time, on the Funding Date or Revolving Borrowing Date, as applicable, each Lender shall cause to be wire transferred directly to the Borrower Alternative Funding Account or, in the case of the Term Loan, to such other account as the Borrower shall instruct in writing (in each case with written notice thereof to the Administrative Agent, which notice shall be deemed to comprise a notice of the type described in the first sentence of Section 2.13(d)) (as agreed from time to time between the Borrower and the Lenders) an amount in immediately available funds equal to (x) in the case of the Term Loans, its Term Loan Percentage of the Net Funded Amount of the Term Loan Borrowing requested by the

Borrower and (y) in the case of the Revolving Loans, its Revolving Loan Percentage of the amount of the Revolving Loan Borrowing requested by the Borrower.

(d)                                 Original Issue Discount.  The Term Loans shall be made and issued at an original issue discount (“OID”) such that the net cash proceeds of the Term Loan Borrowing (the “Net Funded Amount”) shall be an amount equal to the quotient obtained by dividing (i) the aggregate principal amount of the Term Loan Borrowing requested by the Borrower to be borrowed on the Funding Date (the “Requested Term Loan Amount”) by (ii) 1.01.  The amount of  the OID shall be the excess of the Requested Term Loan Amount over the Net Funded Amount.  The aggregate outstanding principal amount of the Term Loans immediately after giving effect to the Term Loan Borrowing shall be the Requested Term Loan Amount.  The OID shall be allocated among the Term Loans made by the Term Lenders according to their respective Term Loan Percentages

(e)                                  Use of Proceeds.  On the Funding Date, in each case subject to Section 5.13, (1) the Borrower shall apply a portion of the proceeds of the Term Loans, immediately upon receipt thereof, together with other moneys available to it therefor, to make a capital contribution to Holdings in an amount equal to the Payoff Amount less the amount of other funds available to SPC for the purpose described in clause (3) below, (2) the Borrower shall cause Holdings to, and Holdings shall, immediately apply the entire proceeds of the capital contribution from the Borrower to make a capital contribution to SPC, in an amount equal to the amount of such proceeds, and (3) the Borrower and Holdings shall cause SPC to, and SPC shall, apply the entire proceeds of the capital contribution from Holdings, along with other funds available to it therefor, to repayment in full of the outstanding obligations under the Existing SPC Facility, including outstanding principal, all accrued unpaid interest and fees, and all other remaining obligations owing thereunder and under all documents relating thereto.

2.3.                              Repayment of Loans.

(a)                                  The Borrower agrees to repay at par (but subject to the payment of any fees required by Section 2.10) the entire unpaid principal amount of the Revolving Loans and all accrued and unpaid interest thereon on the Termination Date.

(b)                                 The Borrower agrees to repay at par (but subject to the payment of any fees required by Section 2.10) the entire unpaid principal amount of Term Loans and all accrued and unpaid interest thereon on the Termination Date.

2.4.                              Reduction and Termination of the Revolving Credit Commitments.

(a)                                  The Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, terminate in whole or, from time to time, permanently reduce in part ratably the unused portions of the respective Revolving Credit Commitments of the Lenders according to their respective Revolving Loan Percentages; provided, however, that each partial reduction shall be in an aggregate amount of not less than $1,000,000 or a whole multiple of $1,000,000 in excess thereof.

(b)                                 The Revolving Credit Commitments shall automatically terminate when they shall have been reduced to zero.

2.5.                              Optional Prepayments. The Borrower may prepay the Revolving Loans or the Term Loans at par (but subject to the payment of any fees required by Section 2.10) at any time, in whole or in part, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, which notice shall specify the date and amount of prepayment and whether the prepayment is of Revolving Loans or Term Loans; provided that Term

Loans may not be prepaid if the Prepayment Liquidity Condition is not met.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued and unpaid interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.  The Borrower shall not have the right to prepay the principal amount of any Loan other than as provided in this Section 2.5.

2.6.                              [Reserved]

2.7.                              Continuation of Eurodollar Periodic Rate Loans.  Each Eurodollar Periodic Rate Loan shall be continued as such upon the expiration of the then current Interest Period with respect thereto automatically and without notice or request by the Borrower, provided that no Eurodollar Periodic Rate Loan may be continued as such when a Default or an Event of Default has occurred and is continuing unless the Majority Lenders have determined in their sole discretion to permit such continuations, and if such continuation is not permitted pursuant to the preceding proviso, such Eurodollar Periodic Rate Loans shall be automatically converted to Eurodollar Daily Rate Loans on the last day of such then expiring Interest Period.

2.8.                              Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings and continuations of Eurodollar Periodic Rate Loans hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Periodic Rate Loans comprised by each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than four Eurodollar Tranches shall be outstanding at any one time.

2.9.                              Interest Rates and Payment Dates.

(a)                                  Each Eurodollar Periodic Rate Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Periodic Rate determined for such Interest Period plus the Applicable Margin.

(b)                                 Each Eurodollar Daily Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Daily Rate determined for such day plus the Applicable Margin.

(c)                                  Notwithstanding the rates of interest specified in Section 2.9(a) or (b) or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, (i) the principal balance of all Loans shall bear interest at a rate per annum equal to the rate of interest that would otherwise be applicable thereto pursuant to Section 2.9(a) or (b) plus 2.0% and (ii) the amount of all other Obligations shall bear interest at a rate per annum equal to the rate of interest that would then be applicable to Eurodollar Daily Rate Loans constituting Revolving Loans (irrespective of whether any Revolving Loans are then outstanding), giving effect to the increase in rate pursuant to clause (i) above.  During the continuance of an Event of Default, interest on all Obligations shall be calculated and compounded daily.

(d)                                 Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to clause (c) of this Section 2.9 shall be payable from time to time in cash on demand.

2.10.                        Fees.

(a)                                  Administrative Agent Fee.  The Borrower shall pay to the Administrative Agent, solely for its own account, the fees set forth in the Fee Letter in the amounts and on the dates described therein, which fees, when paid, shall be non-refundable and fully earned.

(b)                                 Non-Emergence Fee.  The Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable non-emergence fee (the “Non-Emergence Fee”) on the one-year anniversary of the DIP Effective Date, in an amount equal to 1.00% of the aggregate principal amount outstanding under the DIP Facility on such date, unless all outstanding Obligations shall have been indefeasibly paid in full on or prior to such date.

(c)                                  Refinancing Fee.  On the effective date of any Refinancing, the Borrower shall pay to the Term Loan Lenders a non-refundable refinancing fee (the “Refinancing Fee”) in an amount equal to 1.00% of the Net Funded Amount of the Term Loans as of the Funding Date.

(d)                                 Commitment Fee.  The Borrower agrees to pay to each Revolving Credit Lender a non-refundable commitment fee on the average daily amount of its Revolving Loan Percentage of the Unused Revolving Credit Commitment (whether or not the Revolving Credit Commitment is then available for draw down and whether or not an Event of Default is then continuing, notwithstanding Section 2.9(c)(ii)) of such Lender from the DIP Effective Date through the Termination Date at a rate of 1.00% per annum, payable in arrears (x) on the first Business Day of each calendar month commencing on August 1, 2007, and (y) on the Termination Date.

2.11.                        Computation of Interest and Fees.

(a)                                  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Periodic Rate.  Any change in the interest rate on a Loan resulting from a change in the Eurodollar Unadjusted Rate or the Eurocurrency Reserve Requirements or the Federal Funds Effective Rate shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a reference to the source used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

2.12.                        [Reserved]

2.13.                        Pro Rata Treatment and Payments.

(a)                                  The Borrowings by the Borrower from the Revolving Credit Lenders of Revolving Loans, and from the Term Loan Lenders of Term Loans, hereunder shall be made pro rata according to the respective Revolving Loan Percentages of the Revolving Credit Lenders or the Term Loan Percentages of the Term Loan Lenders, as applicable.  Fees payable pursuant to Section 2.10(b) shall be paid to the Lenders pro rata according to their respective applicable Percentages.  Fees payable pursuant to Section 2.10(c) shall be paid to the Term Loan Lenders pro rata according to their respective

Term Loan Percentages.  Fees payable pursuant to Section 2.10(d) shall be paid to the Revolving Credit Lenders pro rata according to their respective Revolving Loan Percentages.

(b)                                 Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made to the Revolving Credit Lenders pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Credit Lenders.  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made to the Term Loan Lenders pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders.

(c)                                  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to each Lender, at such Lender’s Payment Account, in Dollars and in immediately available funds.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension.

(d)                                 [Reserved]

(e)                                  Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of either Agent or any Lender against the Borrower.

(f)                                    If and to the extent any payment owed to either Agent or any Lender is not made when due, each Credit Party hereby authorizes such Agent and such Lender, subject to any notice period provided in the Final DIP Order, to setoff and charge any amount so due against any Deposit Account maintained by the Borrower with such Agent or such Lender, whether or not the deposit therein is then due, such set off and charge to be applied as contemplated by this Section.

(g)                                 Subject to the provisions of Section 2.13(h), all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied first, to pay principal of and interest on any portion of the Loans which the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower; second, to pay all other Obligations then due and payable; and third, as the Borrower so designates.

(h)                                 After the occurrence and during the continuance of an Event of Default, the Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any Proceeds of Collateral, and agrees that the Administrative Agent may, and shall upon either (A) the written direction of the Majority Lenders or (B) the acceleration of the Obligations pursuant to Section 7, apply or cause to be applied, and the Administrative Agent and each Lender agree to act in good faith to permit and facilitate such application of, all payments in respect of any Obligations and all funds on deposit in any Control Account and all other Proceeds of Collateral in the following order:

(i)                                     first,  to pay interest on and then principal of any portion of the Revolving Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

(ii)                                  second, to pay Obligations in respect of any expense reimbursements or indemnities then due to either Agent;

(iii)                               third, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders;

(iv)                              fourth, to pay Obligations in respect of any fees then due to the Agents and the Lenders;

(v)                                 fifth, to pay interest then due and payable in respect of the Loans;

(vi)                              sixth, to pay or prepay principal payments on the Loans, ratably to the aggregate principal amount of such Loans; and

(vii)                           seventh, to the ratable payment of all other Obligations;

provided, however, that all of the obligations in each clause above shall be entitled to full and final payment, before any obligation in the next succeeding clause shall be entitled to receive any payment or distribution hereunder; and provided, further, that if sufficient funds are not available to fund all payments to be made in respect of any of the Obligations described in any of the foregoing clauses first through seventh, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of each Agent’s and each Lender’s interest in the aggregate outstanding Obligations described in such clauses.  The order of priority set forth in clauses first through seventh of this Section 2.13(h) may at any time and from time to time be changed by the agreement of all of the Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person.  The order of priority set forth in clauses first through fourth of this Section 2.13(h) may be changed only with the prior written consent of each Agent in addition to all the Lenders.

(i)                                     The Borrower hereby authorizes each Agent and each Lender to charge from time to time against any or all of the Borrower’s Deposit Accounts or other accounts with such Agent or such Lender, or under the dominion and control of either Agent, any of the Obligations that are then due and payable.  Each Lender receiving any payment as a result of charging any such account shall promptly notify the Administrative Agent and the Borrower thereof in writing and make such arrangements as the Administrative Agent shall request to share the benefit thereof in accordance with Section 12.7.

2.14.                        Requirements of Law.

(a)                                  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the DIP Effective Date:

(i)                          shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.15 and changes in the rate of tax on the overall net income of such Lender);

(ii)                       shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Periodic Rate or Eurodollar Daily Rate hereunder; or

(iii)                    shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of maintaining Eurodollar Periodic Rate Loans or Eurodollar Daily Rate Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this clause (a), it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the DIP Effective Date shall have the effect of reducing the rate of return on such Lender’s or such Person’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such Person could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Person for such reduction.

(c)                                  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15.                        Taxes.

(a)                                  All payments made by or on behalf of the Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income tax or measured by net income of either Agent or any Lender) imposed on either Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to either Agent or any Lender under this Agreement or any other Credit Document, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement or any other Credit Document, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of clause (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this clause (a).  The Borrower shall make (or cause to be made) any required withholding and pay (or cause to be paid) the full amount withheld to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the relevant Agent or Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the relevant Agent or Lender for any incremental taxes, interest or penalties that may become payable by the relevant Agent or Lender as a result of any such failure.

(d)                                 A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested in writing by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(e)                                  If any Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority.  This clause (f) shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(f)                                    The Borrower shall indemnify each Agent and each Lender for the full amount of Non-Excluded Taxes (to the extent the Borrower would be required to pay additional amounts with respect to such Non-Excluded Taxes pursuant to Section 2.15(a)) or Other Taxes arising in connection with payments made under this Agreement or any other Credit Document (including any Non-Excluded Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Agent or Lender or any of their respective Affiliates and any liability (including penalties, additions to tax interest and expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within ten days from the date the relevant Agent or any Lender or any of their respective Affiliates makes written demand therefor.

(g)                                 The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16.                        [Reserved]

2.17.                        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14 or 2.15(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.14 or 2.15.

2.18.                        [Reserved]

2.19.                        Evidence of Debt.

(a)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)                                 The Borrower shall, within one Business Day following the date thereof, notify the Administrative Agent of the payee, date, amount and character of each payment made by or on behalf of any Credit Party in respect of the Obligations.  The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 12.6(b), and a subaccount therein for each Lender, in which the Administrative Agent may record (i) the amount of each Loan made hereunder and any Note evidencing such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by each Lender in respect thereof.

(c)                                  The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.19(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)                                 The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit E with appropriate insertions as to date and principal amount.

2.20.                        Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Periodic Rate Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make further Eurodollar Periodic Rate Loans and continue Eurodollar Periodic Rate Loans as such shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Periodic Rate Loans, if any, shall be converted automatically to Eurodollar Daily Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower represents and warrants to each Agent and each Lender that:

3.1.                              Financial Condition.

(a)                                  The Monthly Operating Report most recently filed prior to the DIP Effective Date and the Monthly Operating Reports for the preceding three monthly periods have been prepared in good faith and in accordance with Bankruptcy Rule 2015(a), the local rules of the Bankruptcy Court and the guidelines of the United States Trustee with responsibility for the Case and are true and correct to the best of the knowledge and belief of the individual signatory to each such Monthly Operating Report.

(b)                                 During the period from May 31, 2007 to and including the DIP Effective Date, there has been no Disposition by any Group Member of any material part of its business or property except as disclosed on Schedule 3.1(b).

(c)                                  Solvency; Other Indebtedness.  After giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and consummation of the transactions to occur on the Funding Date, (i) the Guarantor is, and will be, Solvent on and as of the Funding Date; (ii) based on a reasonable valuation and based on the items referred to in Schedule 3.1(c)(ii), the current value of SPC’s assets is greater than the current aggregate amount of SPC’s stated liabilities and its contingent liabilities (for purposes of this clause (ii), contingent liabilities shall be valued at a reasonable estimate of the liabilities resulting from pending litigation, asserted claims and assessments, guaranties, environmental conditions, uninsured risks and other contingent liabilities of SPC); (iii) based on the current financial condition and reasonable prospects of SPC, SPC is now, and is reasonably expected in the future to be, able to pay its debts and other liabilities as they become due; (iv) the Guarantor has no Indebtedness or other liabilities (other than under the Guaranty), except as disclosed on Schedule 3.1(c)(iv); (v) SPC has no Indebtedness except under the Existing SPC Facility (which will be repaid in full on the Funding Date) or as is disclosed on Schedule 3.1(c)(v); and (vi) the amount of the Guaranty by Guarantor is not less than $9,990,000.

3.2.          [Reserved]

3.3.          Corporate Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing (other than resulting solely from the Case) under the laws of the jurisdiction of its organization, (b) has the power and authority, and, except to the extent that the failure to have such legal right could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business, if any, in which it is currently engaged, (c) is duly qualified as a foreign business entity and in good standing (other than resulting solely from the Case) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) is in compliance with all orders of the Bankruptcy Court, to the extent applicable to it, and (e) except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, is in compliance with all other Requirements of Law.

3.4.          Power; Authorization; Enforceable Obligations.  Each Credit Party has, or upon the approval of the Final DIP Order shall have, the power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party and to consummate the transactions contemplated hereby or thereby and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Credit Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party and to consummate the transactions contemplated hereby or thereby and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  Other than the Final DIP Order, no consent, authorization or approval of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required or advisable in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Credit Documents or the consummation of any of the transactions contemplated hereby or thereby, except consents, authorizations, approvals, filings and notices (i) that have been obtained or made and are in full force and effect (without the imposition of any conditions that are not reasonably acceptable to the Majority Lenders) and as to which all applicable waiting periods have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated hereby, or (ii) that are described in Schedule 3.4, which consents, authorizations, approvals, filings and notices described therein will have been obtained or made and will be in full force and effect (without the imposition of any conditions that are not reasonably acceptable to the Majority Lenders) on the Funding Date, or (iii) by the Bankruptcy Court in the form of entry of the Final DIP Order.  Other than the Final DIP Order, no consent, authorization or approval of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required or advisable in connection with the continuing operations of the Group Members (except those required in the ordinary course of business in the reorganization of the corporate structure of the Borrower’s Subsidiaries other than Holdings and SPC and except those the failure to have or maintain which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect).  Each Credit Document has been duly executed and delivered on behalf of each Credit Party party thereto.  This Agreement constitutes, and each other Credit Document upon execution will constitute, a legal, valid and binding obligation of each Group Member party thereto, enforceable against each such Group Member in accordance with its terms.

3.5.          No Legal Bar.  Upon entry of the Final DIP Order, the execution, delivery and performance of this Agreement and the other Credit Documents, the borrowings hereunder, the use of the proceeds thereof, the ability of each Credit Party to perform its obligations hereunder and thereunder, the ability of each Agent and each Lender to exercise their respective rights and remedies, subject to the Final

DIP Order, under the Credit Documents and the consummation of the transactions contemplated hereby or thereby will not (a) violate or contravene, or be restricted, impeded or subject to adverse conditions under, any Requirement of Law or other restaint, (b) except for agreements entered into by the Borrower prior to the commencement of the Case, the provisions of which are no longer enforceable and which, in the case of executory contracts, have been or will be rejected by the Borrower, conflict with, result in a breach of, constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of any Group Member or (c) result in, or require the creation or imposition of, any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created hereby and by the other Credit Documents and the Final DIP Order).  No Requirement of Law or Contractual Obligation applicable to any Group Member exists that could, or compliance with which could, reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 3.5.

3.6.          Litigation.  Other than the Case or as described on Schedule 3.6(a), there is no action, suit, investigation, litigation or proceeding pending or, to the Credit Parties’ knowledge, threatened in any court or before any arbitrator or Governmental Authority by or against any Group Member or against any of their respective properties or revenues that could reasonably be expected to have a Material Adverse Effect, or if adversely determined could reasonably be expected to have a Material Adverse Effect.   Other than the Case or as described on Schedule 3.6(b), there is no action, suit, investigation, litigation or proceeding pending or, to the Credit Parties’ knowledge, threatened in any court or before any arbitrator or Governmental Authority by or against any Group Member or against any of their respective properties or revenues with respect to, or that restrains or prevents, or imposes or could reasonably be expected to impose materially adverse conditions upon, the DIP Facility, the Credit Documents (or the rights and remedies of the Agents and the Lenders thereunder), the Final DIP Order or the transactions contemplated hereby or thereby, or threatens to do any of the foregoing.

3.7.          No Default.  Except for defaults arising solely by reason of the filing of the Case, defaults existing under the Existing SPC Facility prior to the DIP Effective Date and the defaults which may be alleged under the agreements listed in Schedule 3.7, no Group Member is in default under or with respect to any of its Contractual Obligations and, to the knowledge of each Credit Party, no other Person party thereto is in default under or with respect to such Contractual Obligations, in either case, in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

3.8.          Ownership of Real Property; Liens.  Each Credit Party and SPC has title in fee simple to, or a valid leasehold interest in, all its Real Property, and good and marketable title to, or a valid leasehold interest in, all its other property.  No property of any Credit Party or SPC is subject to any Lien except (i) the Liens securing obligations under the Existing SPC Facility, which Liens will be released immediately after giving effect to repayment of the obligations under the Existing SPC Facility, which shall occur on the Funding Date, and (ii) Permitted Liens.

3.9.          Intellectual Property.

(a)           Schedule 3.9 lists all Material Intellectual Property of the Credit Parties on the DIP Effective Date, separately identifying that owned by such Credit Party and that licensed to such Credit Party.  The Material Intellectual Property set forth on Schedule 3.9 for such Credit Party constitutes all of the intellectual property rights necessary to conduct its business.

(b)           On the DIP Effective Date, all Material Intellectual Property owned by such Credit Party is valid, subsisting, unexpired and enforceable, has not been adjudged invalid and has not been abandoned and the use thereof in the business of such Credit Party does not infringe upon or conflict with the intellectual property rights of any other Person.

(c)           Except as set forth in Schedule 3.9, on the DIP Effective Date, none of the Material Intellectual Property owned by such Credit Party is the subject of any licensing or franchise agreement pursuant to which such Credit Party is the licensor or franchisor.

(d)           No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Credit Party’s rights in, any Material Intellectual Property.

(e)           No action or proceeding seeking to limit, cancel or question the validity of any Material Intellectual Property owned by such Credit Party or such Credit Party’s ownership interest or other rights therein is on the DIP Effective Date pending or, to the knowledge of such Credit Party, threatened.  There are no claims, judgments or settlements to be paid by such Credit Party relating to the Material Intellectual Property.

3.10.        Taxes.  Except for domestication duties, if any, that may be owed by any Group Member or in respect of the property of any Group Member, in an aggregate amount not to exceed $5,800,000, (x) each Group Member has filed or caused to be filed all material tax returns that are required to be filed up to and including the date set forth opposite such Person’s name on Schedule 3.10, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, (y) all material tax returns filable by any other Person, and all taxes payable by any other Person, in each case in respect of which any Group Member may have joint or several liability in an aggregate amount in excess of $500,000, have been filed or paid, as applicable, and (z) all such material tax returns referred to in clauses (x) and (y) above are correct and complete (other than, in each of the foregoing clauses (x), (y) and (z), (1) any taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be, or (2) as otherwise expressly disclosed to the Lenders in writing at least two Business Days prior to the date of the execution and delivery of this Agreement by them).  To the knowledge of each Credit Party, with respect to any such tax, fee or other charge, (1) no tax Lien has been filed and (2) other than with respect to any taxes the amount or validity of which are currently being contested by appropriate proceedings diligently pursued or are in good faith not being paid and, in each case, with respect to which reserves have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be, no claim is being asserted that could reasonably be expected to have a Material Adverse Effect.  No Group Member (a) intends the Loans or any other transaction contemplated hereby to be a “reportable transaction” (within the meaning of Treasury Regulation 1.6011-4) or (b) is aware of any facts or events that would result in such treatment.

3.11.        Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, are intended to be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.

3.12.        Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against or affecting any Group Member pending or, to the knowledge of any Credit Party, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other Requirement of Law dealing with such matters; and (c) all payments due from any Group

Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

3.13.        ERISA.  Other than the Reportable Event in connection with the Case, neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and other than technical defaults capable of cure for an aggregate amount of $1,000,000 or less, each Single Employer Plan has complied in all material respects with the applicable provisions of ERISA and the Code.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions that are used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount, provided, however, that such amount shall be deemed not to be material so long as all such amounts do not exceed, in the aggregate, $4,000,000 for the Borrower and its Subsidiaries taken as a whole.  No Credit Party and no Subsidiary under common control with (within the meaning of Section 4001 of ERISA) a Credit Party is a party to, is subject to, or contributes or has contributed to any Multiemployer Plan.  Except as otherwise disclosed to the Lenders in writing at least two Business Days prior to the date of the execution and delivery of this Agreement by them, to the Borrower’s knowledge each Foreign Pension Plan is in compliance (A) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to such Foreign Pension Plan and (B) with the terms of such plan, except, in each case, for such noncompliances as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.14.        Investment Company Act; Other Regulations.  No Credit Party is, and SPC is not, an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended.  No Credit Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness, other than the SCL Case or related Bermuda insolvency proceedings.

3.15.        Subsidiaries.  (a) As of the DIP Effective Date, Schedule 3.15 sets forth the name and jurisdiction of incorporation of each Significant Subsidiary of the Borrower and, as to each such Significant Subsidiary, the percentage of each class of Equity Interests owned by any Group Member and (b) except where such circumstance could not reasonably be expected to have a Material Adverse Effect, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interest in any Group Member, except (i) the Liens on Equity Interests in SPC held by the Guarantor and securing obligations under the Existing SPC Facility, which Liens will be released immediately after giving effect to repayment of the obligations under the Existing SPC Facility, which shall occur on the Funding Date, and (ii) as created by the Credit Documents and the Final DIP Order.

3.16.        Use of Proceeds.  The proceeds of the Loans will be used exclusively by the Borrower in accordance with, and in the manner and subject to the limitations described in, Section 5.13.

3.17.        Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)           no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Group Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened; and

(b)           no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Group Properties or the Group Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Group Member, the Group Properties or the Group Business.

3.18.        Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Credit Document or any other document, certificate or written statement furnished by or on behalf of any Credit Party to the Administrative Agent or the Lenders or the Bankruptcy Court, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Credit Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. There are no facts or circumstances known to any Credit Party that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, that have not previously been disclosed in writing to the Lenders.

3.19.        [Reserved]

3.20.        Secured, Super-Priority Obligations, Etc.

(a)           The provisions of the Credit Documents and the Final DIP Order are effective as of the Funding Date, and will continue to be effective after the Funding Date, to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and perfected Liens on and security interests in (having, after the release (which shall occur on the Funding Date) of the Liens securing obligations under the Existing SPC Facility, the priority provided for herein and in the Final DIP Order) all right, title, and interest of each Credit Party in, to and under the Collateral, enforceable against each Credit Party that owns an interest in such Collateral.

(b)           All Secured Obligations and all other amounts owing by the Guarantor hereunder and under the other Credit Documents in respect thereof will be secured pursuant to the Liens granted hereunder and under the other Credit Documents by a perfected, first priority (after the release (which shall occur on the Funding Date) of the Liens securing obligations under the Existing SPC Facility, and subject only to Permitted Senior Liens) security interest in and Lien on all property that constitutes Guarantor Collateral, whether now owned or existing or hereafter acquired or arising and regardless of where located, whether within the United States or in other locations, and Proceeds thereof, except as otherwise disclosed on Schedule 3.20.

(c)           All Secured Obligations and all other amounts owing by the Borrower hereunder and under the other Credit Documents will be secured pursuant to the Liens granted hereunder and under the other Credit Documents and section 364(c)(2) or 364(c)(3) of the Bankruptcy Code and the Final DIP Order, by a perfected, first priority senior security interest in and Lien on (subject only to the Carve-Out and Permitted Senior Liens) all property of the Debtor and its estate that constitutes Borrower Collateral, whether now owned or existing or hereafter acquired or arising and regardless of where located, whether within the United States or in other locations, and all proceeds thereof.

(d)           Pursuant to section 364(c)(1) of the Bankruptcy Code and the Final DIP Order all Obligations under the Credit Documents at all times will constitute allowed super-priority administrative expense claims in the SCL Case having priority over all other costs and expenses of any kind, including those specified in, or ordered pursuant to, sections 105, 326, 330, 331, 503(b), 507(a), 507(b) or 726 of the Bankruptcy Code, subject only to the Carve-Out, provided that the Agents and the Lenders disclaim any Lien or priority with respect to proceeds (including recoveries) of Chapter 5 Claims.

(e)           The Final DIP Order is a Non-Appealable Order.

3.21.        Accounts.  The only Deposit Accounts, Securities Accounts and Commodity Accounts maintained by any Credit Party on the DIP Effective Date are those listed on Schedule 3.21, which sets forth such information separately for each Credit Party.  Schedule 3.21 sets forth all of the Deposit Accounts, Securities Accounts and Commodity Accounts of any Credit Party that were in existence immediately prior to the Petition Date.  All Collateral held by a bank or other Person in a Deposit Account, other than the Specified Exempt Account, is in a Control Account.  No deposits have been made in or to the Specified Exempt Account other than to the extent required for employers’ liability insurance deposit purposes.

3.22.        Title to Pledged Collateral.  Except for Permitted Liens and the Liens granted to the Collateral Agent pursuant to this Agreement and the other Credit Documents and the Final DIP Order, each Credit Party is the record and beneficial owner of the Pledged Collateral pledged by it hereunder constituting Instruments or certificated securities and is the entitlement holder of all such Pledged Collateral constituting Investment Property held in a Securities Account and owns each other item of Pledged Collateral in which a Lien is granted by it hereunder.

3.23.        Pledged Collateral.

(a)           The Pledged Equity Interests pledged hereunder by each Credit Party constitute that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 3.23.

(b)           All of the Pledged Equity Interests have been duly and validly issued and are fully paid and nonassessable.

(c)           Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(d)           All Pledged Equity Interests owned by such Credit Party as of the DIP Effective Date are listed on Schedule 3.23.

(e)           All Pledged Collateral consisting of certificated securities or Instruments has been delivered to the Collateral Agent.

(f)            All Pledged Collateral held by a Securities Intermediary in a Securities Account is in a Control Account.

(g)           Other than the Pledged Equity Interests that constitute General Intangibles, there is no Pledged Collateral other than that represented by certificated securities or Instruments in the possession of the Collateral Agent or that consisting of Financial Assets held in a Control Account.

(h)           All Collateral of each Credit Party constituting Indebtedness of any other Person is listed on Schedule 3.23.

(i)            No Person other than the Collateral Agent has Control over any Investment Property of such Credit Party that constitutes Collateral.

3.24.        Anti-Terrorism Law.

(a)           No Group Member is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)           No Group Member or, to the knowledge of any Credit Party, any broker or other agent of any Group Member acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)            a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)           a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)           No Group Member or, to the knowledge of any Credit Party, any broker or other agent of any Group Member acting in any capacity in connection with the Loans (i) conducts any business with, or engages in making or receiving any contribution of funds, goods or services to or for the benefit of, any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 4.  CONDITIONS PRECEDENT

4.1.          Conditions Precedent to Loans on the Funding Date.  The obligation of each Lender to make the Loans requested to be made by it on or after the Funding Date is subject to the satisfaction of, prior to or concurrently with the making of such Loans, all of the following conditions precedent:

(a)           Bankruptcy Court Order.

(i)           The Bankruptcy Court shall have (A) entered the Commitment Order after notice given and a hearing conducted in accordance with Bankruptcy Rule 4001(a) and 4001(c), certified by the Clerk of the Bankruptcy Court as having been duly entered, and the Commitment Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the Majority Lenders, and (B) entered the Final DIP Order after notice given and a hearing conducted in accordance with Bankruptcy Rule 4001(a) and 4001(c), certified by the Clerk of the Bankruptcy Court as having been duly entered, and the Final DIP Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the Majority Lenders, and the Final DIP Order Effective Date shall have occurred no later than July 16, 2007; and

(ii)          All motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the Credit Documents and the approval thereof shall be in form and substance satisfactory to the Majority Lenders.

(b)           Repayment of the Existing SPC Facility.  In the case of Loans requested to be made on the Funding Date, arrangements satisfactory in form and substance to the Majority Lenders shall have been made for repayment of the Existing SPC Facility, and the termination of all Liens granted in connection with the Existing SPC Facility, substantially contemporaneously with the making of such Loans, in each case on terms and conditions satisfactory to the Majority Lenders, which arrangements shall include (i) a capital contribution by the Borrower to Holdings on the Funding Date, (ii) an agreement by Holdings to apply all of the proceeds of the capital contribution from the Borrower on the Funding Date to the making of a capital contribution to SPC on the Funding Date, (iii) an agreement by SPC to apply all of the proceeds of the capital contribution from Holdings on the Funding Date, together with additional moneys available to SPC therefor, if any, to repay in full all outstanding obligations under the Existing SPC Facility on the Funding Date, (iv) a written acknowledgement by Holdings of the receipt of the proceeds of the capital contribution from the Borrower on the Funding Date in an amount equal to the Payoff Amount, (v) a written acknowledgement by SPC of the receipt of the proceeds of the capital contribution from Holdings on the Funding Date in an amount equal to the Payoff Amount, and (vi) a payoff and release letter from each creditor or other obligee under the Existing SPC Facility confirming that all obligations under the Existing SPC Facility have been paid in full on the Funding Date and all Liens securing the Existing SPC Facility, if any, have been terminated.

(c)           Certain Credit Documents; Etc.  The Administrative Agent shall have received each of the following, each dated the DIP Effective Date unless otherwise indicated or agreed to by the Majority Lenders, in form and substance satisfactory to each Lender and each of their respective counsel, duly executed by each party thereto, and in sufficient copies as requested by each of them:

(i)            this Agreement, duly executed and delivered by the Borrower;

(ii)           for the account of each Lender requesting the same, Notes of the Borrower conforming to the requirements set forth herein;

(iii)          [Reserved]

(iv)          [Reserved]

(v)           each other Credit Document, duly executed by each appropriate Credit Party and, in the case of each Account Control Agreement, by the applicable Bank or Approved Securities Intermediary;

(vi)          each item of Pledged Collateral, in form for transfer by delivery; and

(vii)         each certificate, instrument or document executed by a Credit Party and delivered to either Agent or any Lender pursuant to or in connection with any of the foregoing.

(d)           Certain Other Documents.  The Administrative Agent shall have received each of the following, each dated the DIP Effective Date unless otherwise indicated herein or agreed to by the Majority Lenders, in form and substance satisfactory to each Lender and each of their respective counsel, duly executed by each party thereto, and in sufficient copies as requested by each of them:

(i)            [Reserved]

(ii)           [Reserved]

(iii)          a solvency certificate of an officer of the Guarantor substantially in the form of Exhibit H;

(iv)          a solvency certificate of an officer of SPC substantially in the form of Exhibit I;

(v)           a secretary’s certificate of each Credit Party and SPC, dated as of the DIP Effective Date, substantially in the form of Exhibit J, with appropriate insertions and attachments including (A) in the case of each Credit Party, certification as to the incumbency of officers, (B) in the case of each Credit Party, authorizing resolutions (for, as applicable, entering into the Credit Documents, incurring the Indebtedness and granting the Liens contemplated hereby and thereby, and consummating the transactions contemplated hereby and thereby, and for such other matters as the Majority Lenders, in their discretion, may request), (C) memorandum of association, bye-laws and/or private act or analogous documents, (D) the certificate of incorporation or formation certified by the relevant authority of the jurisdiction of incorporation or organization of such Credit Party, and (E) a certificate of compliance from its jurisdiction of incorporation or organization attesting to the good standing of such Credit Party;

(vi)          an officer’s certificate of each Credit Party, dated as of the DIP Effective Date, substantially in the form of Exhibit K, with appropriate insertions and attachments including certification as to satisfaction of the conditions set forth in Section 4.2;

(vii)         a favorable opinion of Kirkland & Ellis, counsel to the Credit Parties, in substantially the form of Exhibit L, addressed to the Agents and the Lenders;

(viii)        a favorable opinion of Appleby, Bermuda counsel to the Credit Parties, addressed to the Agents and the Lenders and addressing such other matters as any Lender may reasonably request;

(ix)           copies of UCC search reports or analogous search reports listing all effective financing statements or analogous filings that name any Credit Party as debtor, together (to the extent possible) with copies of such financing statements or analogous filings, none of which shall cover the Collateral (except for those which shall be terminated on or prior to the Funding Date and Permitted Liens);

(x)            the results of a recent Lien search in each of the jurisdictions where the Credit Parties are organized and where Collateral is located, and such search shall reveal no Liens on any Collateral except for Permitted Liens or Liens that have been discharged (or with respect to which satisfactory arrangements shall have been made for such discharge on or prior to the Funding Date on terms and conditions satisfactory to the Majority Lenders) pursuant to documentation reasonably satisfactory to the Majority Lenders;

(xi)           evidence reasonably satisfactory to the Majority Lenders of the making of the filings and giving of the notices and obtaining of the consents, approvals and authorizations listed on Schedule 3.4 or otherwise customary for financings of this type or reasonably required by either Agent or the Lenders, and the expiration of all applicable waiting periods without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated hereby; and

(xii)          evidence reasonably satisfactory to the Majority Lenders that the Borrower has caused the organizational documents of each of Holdings and SPC to be amended in a manner satisfactory in form and substance to the Majority Lenders so as to provide for the payment of amounts to the Borrower to service the Obligations and to otherwise permit the execution of and entry into the Credit Documents to which it is a party, and the consummation of and performance of obligations pursuant to the transactions contemplated hereby and thereby, by Holdings and SPC; and

(xiii)         such other certificates, documents and agreements, and such other information respecting any Credit Party and SPC, as may be necessary or appropriate to give effect to the Credit Documents or the Orders or the transactions contemplated thereby in the reasonable opinion of the Majority Lenders, or as any Lender may otherwise reasonably request.

(e)           Insurance.  The Administrative Agent shall have received copies of insurance policies satisfying the requirements of Section 5.5 and insurance certificates from independent insurance brokers certifying that all insurance maintained by each Credit Party, in respect of the Collateral or otherwise, is placed with such insurance companies, in such amounts, in such form and against such risks as are usually insured against in the same general area by companies engaged in same or similar business, together with evidence that such insurance, and all policies with respect thereto, otherwise satisfies the requirements of Section 5.5.

(f)            Fees and Expenses Paid.  There shall have been paid to the Agents and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Funding Date, including the DIP Transaction Costs.

(g)           Filings, Registrations and Recordings.  Each document (including any UCC financing statement or analogous filing or registration) required by the Credit Documents or under law or reasonably requested by the Majority Lenders to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than, in the case of Collateral, with respect to Permitted Senior Liens and the Carve-Out), shall be in proper form for filing, registration or recordation and delivered to the Administrative Agent or Collateral Agent, as applicable.

(h)           Due Diligence.  The Administrative Agent and the Lenders shall have been given such access to the management, records, books of account, contracts, and properties of the Borrower and its Significant Subsidiaries and shall have received such financial, business, legal and other information regarding the Borrower and its Significant Subsidiaries as the Majority Lenders shall have requested.  All documents and information required to have been delivered to the Administrative Agent or the Lenders prior to or in connection with the Commitment Letter shall have been so delivered and be true, correct and complete in all material respects at the time given.

(i)            Priority and Security.  The Collateral Agent shall have a legal, valid and perfected Lien on and security interest in the Collateral with the priorities as set forth in Sections 3.20 and 10.1 and the Collateral shall be free of all Liens other than Permitted Liens.  The Indebtedness of SPC to any Person other than a Credit Party, listed on Schedule 3.1(c)(v), has been subordinated to the Indebtedness of SPC to the Guarantor (if any) and the Borrower pursuant to the Subordination Agreement.

4.2.          Conditions Precedent to Each Loan.  The obligation of each Lender on any date (including the Funding Date) to make any Loan requested to be made hereunder is subject to the satisfaction, prior to or concurrently with the making of such Loan on such date, of all of the following conditions precedent:

(a)           Representations and Warranties; No Defaults, Etc.  The following statements shall be true (1) on the date of such Loan, both before and after giving effect thereto and to the application of the proceeds thereof, except where such representation speaks as of a specific date, in which case the representation shall be true as of the date as of which it is made, and, if different, (2) on the Funding Date:

(i)            The representations and warranties set forth in Section 3 and in the other Credit Documents are true and correct (provided that the representations and warranties set forth in Sections 3.23(e) and (g) and made on the Funding Date shall be deemed to be so made giving effect to the making of the Loans on the Funding Date); and

(ii)           no Default or Event of Default has occurred and is continuing.

(b)           No Legal Impediments.  The making of the Loans on such date does not violate any Requirement of Law on the date of or immediately following such Loan and is not enjoined, temporarily, preliminarily or permanently.

(c)           Commitment Order; Final DIP Order, Etc.  The Commitment Order and the Final DIP Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed (except, in the case of the Commitment Order, by the Final DIP Order) without the prior written consent of the Majority Lenders.

Each submission by the Borrower to the Administrative Agent of a notice of Borrowing pursuant to Section 2.2 and the acceptance by the Borrower of the proceeds of each Loan requested therein shall be deemed to constitute a representation and warranty by the Borrower as to the matters specified in Section 4.2 on and as of the date of the making of such Loan.

SECTION 5.  AFFIRMATIVE COVENANTS

So long as any Loan or other amount is owing to any Lender or either Agent hereunder, the Credit Parties covenant and agree with the Lenders that:

5.1.          Monthly Operating Reports.  The Borrower will furnish to the Administrative Agent and each Lender as soon as available but in any event within 5 days of filing with the applicable office of the clerk of the Bankruptcy Court a copy of the most recent Monthly Operating Report, which shall be prepared in good faith, in reasonable detail and in accordance with Bankruptcy Rule 2015(a), the local rules of the Bankruptcy Court and the guidelines of the United States Trustee with responsibility for the Case and which shall be true and correct to the best of the knowledge and belief of the individual signatory to such Monthly Operating Report.

5.2.          Reports; Certificates; Other Information.  The Borrower will furnish to the Administrative Agent and each Lender (or, in the case of clause (f), to the relevant Lender):

(a)           no less frequently than quarterly, SPC Reporting Information, prepared using methodology reasonably acceptable to the Majority Lenders;

(b)           [Reserved];

(c)           concurrently with the delivery of any Monthly Operating Report pursuant to Section 5.1, a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Credit Party during the period covered by such Monthly Operating Report has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Credit Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except as specified in such Monthly Operating Report or in a written notice of the Borrower delivered to the Lenders pursuant to Section 5.7(a);

(d)           [Reserved];

(e)           within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC or the Bankruptcy Court;

(f)            promptly upon request, such other reports and information respecting the business, financial or other condition, operations, performance, properties or prospects of the Borrower or any of its Significant Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.

Notwithstanding the above, the Borrower shall not be required to furnish the Administrative Agent or the Lenders (in each case in their capacity as such) with Confidential Bankruptcy Case Information.

5.3.          Payment of Taxes, Etc.  Except to the extent such payment is prohibited by the Bankruptcy Code or, with respect to Subsidiaries, except as the Majority Lenders otherwise consent, each

Credit Party will, and will (except where the directors of the relevant Subsidiary determine that such required action would be illegal or would violate the directors’ fiduciary duties to creditors of the relevant Subsidiary) cause each of its Subsidiaries (other than Subsidiaries that are not Significant Subsidiaries and whose failure so to act could not reasonably be expected to cause the liability of such Subsidiary to become or result in a liability of a Group Member) to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations related to taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member and no action has been taken by the relevant obligee to impose (except as permitted in Section 6.2 and as do not result in an Event of Default under Section 7.1), or foreclose on, any Lien against any Collateral in respect of such obligations.

5.4.          Maintenance of Existence; Compliance.  Except to the extent that the Majority Lenders otherwise consent, each Credit Party will, and will (except where the directors of the relevant Subsidiary determine that such required action would be illegal or would violate the directors’ fiduciary duties to creditors of the relevant Subsidiary) cause each of its Significant Subsidiaries to, (a) (i) preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges, permits and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.3 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) to the extent not prohibited by the Bankruptcy Code, comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith resulted solely because of the filing of the SCL Case or could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5.          Maintenance of Property; Insurance.  Except to the extent that the Majority Lenders otherwise consent, each Credit Party will, and will (except where the directors of the relevant Subsidiary determine that such required action would be illegal or would violate the directors’ fiduciary duties to creditors of the relevant Subsidiary) cause each of its Significant Subsidiaries to, (a) except as otherwise required by the Bankruptcy Code, maintain and preserve all Collateral and, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, all other property useful and necessary in its business (other than cash) in good working order and condition, ordinary wear and tear excepted; (b) maintain all Collateral and such other property in accordance with all requirements set forth herein and in the other Credit Documents; and (c) maintain with financially sound and reputable insurance companies insurance on all its property, including the Collateral, and other insurance (including casualty, liability and D&O Insurance), consistent with past practice but in any event in at least such scope and amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, all of which insurance policies maintained by or for the benefit of any Credit Party (other than D&O Insurance) shall provide that no cancellation, material addition in amount or material change in coverage shall be effective without thirty days’ prior written notice thereof to the Administrative Agent.

5.6.          Inspection of Property; Books and Records; Discussions.  Each Credit Party will, and will use its best efforts to cause each of its Significant Subsidiaries to, (a) keep proper books of records and accounts in which full, true and correct entries, in the case of the Borrower in conformity with GAAP or reporting requirements under the Bankruptcy Code and with respect to all other Group Members in conformity with all Requirements of Law as provided pursuant to applicable local statutes, shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants, if any.

5.7.          Notices.  The Borrower will promptly, and in any event within the periods indicated below, give notice to the Administrative Agent and each Lender:

(a)           within two Business Days, of the occurrence of any Default or Event of Default;

(b)           within two Business Days of any officer of the Borrower obtaining knowledge thereof, of any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, or any notice of violation that may be issued by any Governmental Authority to any Group Member, that in the case of either clause (i) or (ii), if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)           within two Business Days, of receipt of service or other notice of any litigation or proceeding affecting any Group Member (other than litigation against the Borrower involving claims arising prior to the commencement of the Case and that are stayed or enjoined by operation of the Bankruptcy Code or by order of the Bankruptcy Court) (i) in which the amount involved is $5,000,000 or more, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Credit Document;

(d)           within 30 days after any Credit Party knows or has reason to know thereof, of the following events occurring after the date of this Agreement:  (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, or the creation of any Lien in favor of (A) the PBGC, (B) a Single Employer Plan, (C) any foreign Governmental Authority having regulatory authority with respect to any Foreign Pension Plan or (D) any Foreign Pension Plan, or any withdrawal from, or the termination of, any Foreign Pension Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC, any Credit Party, Subsidiary or any Commonly Controlled Entity with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, or any comparable action with respect to any Foreign Pension Plan, (iii) the failure to make any required contribution to any Plan or any Foreign Pension Plan other than The Sea Containers 1983 Pension Scheme and The Sea Containers 1990 Pension Scheme or (iv) the incurrence by any Credit Party or Subsidiary of any other material liability pursuant to, or in connection with, any Plan or Foreign Pension Plan, other than liabilities capable of cure for an aggregate amount of $500,000 or less;

(e)           within two Business Days, of any pleading, motion, application, judicial information or other document served, filed by or on behalf of the Debtor with the Bankruptcy Court or the United States Trustee in the Case, or distributed by or on behalf of the Debtor to any Committee in the Case (together, in each case, with a copy thereof, provided, that the Borrower shall not be required to provide the Administrative Agent or the Lenders with copies to the extent containing Confidential Bankruptcy Case Information but shall instead provide such copies with Confidential Bankruptcy Case Information redacted from them);

(f)            within two Business Days of any officer of the Borrower obtaining knowledge thereof, in reasonable detail, of any Lien asserted against any of the Collateral other than Permitted Liens; and

(g)           within four Business Days of any officer of the Borrower obtaining knowledge thereof, of any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

5.8.          Environmental Laws.  Each Credit Party will, and will (except where the directors of the relevant Subsidiary determine that such required action would be illegal or would violate the directors’ fiduciary duties to creditors of the relevant Subsidiary) cause each of its Significant Subsidiaries to, except where the failure to so comply therewith could not reasonably be expected to have a Material Adverse Effect:

(a)           comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b)           conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws;

(c)           keep or cause to be kept all Group Properties free and clear of any material Lien imposed pursuant to any Environmental Laws; and

(d)           generate, use, treat, store, Release or permit the generation, use, treatment, storage or Release of Materials of Environmental Concern on any of its Group Properties or otherwise in connection with the ownership or operation of the Group Business (except as is required for the operation of the Group Business) in material compliance with all applicable Environmental Laws and in a manner that is not reasonably likely to result in any material liabilities of any Group Member under any Environmental Law.

5.9.          Additional Collateral.  The Borrower will, and will cause Holdings to:

(a)           with respect to any property constituting, or included in the definition of, Collateral that is acquired or created after the DIP Effective Date by any Credit Party, and as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments and/or supplements to this Agreement or such other documents as the Majority Lenders deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in such property having the priority specified in Sections 3.20 and 10.1, including the filing of UCC financing statements or comparable filings or registrations in such jurisdictions as may be required by this Agreement or by law or as may be requested by the Majority Lenders;

(b)           with respect to any Subsidiary created or acquired after the DIP Effective Date by Holdings, promptly (to the extent not previously done) (i) execute and deliver to the Administrative Agent such amendments and/or supplements to the Credit Documents, by addendum signature page or otherwise, and execute such Ancillary Collateral Documents and other documents as the Majority Lenders deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest having the priority set forth in Sections 3.20 and 10.1 in the Equity Interests in such Subsidiary that is owned by Holdings, (ii) deliver to the Collateral Agent the certificates representing such Equity Interests, together with undated share transfer forms, in blank, executed and delivered by a duly authorized officer of Holdings and (iii) if requested by the Majority Lenders, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Majority Lenders.

5.10.        Further Assurances; Cooperation.  Each Credit Party will, and will (except where the directors of the relevant Subsidiary determine that such required action would be illegal or would violate the directors’ fiduciary duties to creditors of the relevant Subsidiary) cause each of its Significant Subsidiaries to, (i) from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Majority Lenders may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Credit Documents, or otherwise for the purposes described in Section 10.2, and (ii) cooperate with the Administrative Agent and the Lenders, and each of their financial advisors, counsel, and other consultants, in connection with the administration of the Case and the Loans and effectiveness of the Credit Documents and consummation of the transactions contemplated hereby and thereby.  Upon the exercise by either Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Credit Documents that requires any consent, approval, recording qualification or authorization of any Governmental Authority, each Credit Party will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that such Agent or such Lenders may be required to obtain from any Credit Party or any of its Significant Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

5.11.        Control Accounts.  No Credit Party shall establish or maintain a Deposit Account (other than the Specified Exempt Account) or Securities Account that is not a Control Account; provided, however, that any Credit Party may maintain payroll, withholding tax and other fiduciary accounts to the extent required by Requirement of Law; and provided, further, that the Borrower may maintain certain Deposit Accounts (other than the Specified Exempt Account) that are not Control Accounts until, but not after, the sixtieth day after the Funding Date, so long as (i) all Deposit Accounts maintained with Commerce Bank, N.A., are Control Accounts, and (ii) the aggregate amount on deposit in all such Deposit Accounts (other than the Specified Exempt Account) that are not Control Accounts is not in excess of $1,000,000 at any time.  No Credit Party shall make any deposit in or to the Specified Exempt Account other than to the extent required for employers’ liability insurance deposit purposes.

5.12.        Restriction on Payment of Obligations Other than in the Ordinary Course of Business.  Except (1) as may be consented to by the Majority Lenders, or (2) to the extent such prepayment or such failure to pay could not reasonably be expected to have a Material Adverse Effect, each Credit Party (a) will, and will (except where the directors of the relevant Subsidiary determine that such required action would be illegal or would violate the directors’ fiduciary duties to creditors of the relevant Subsidiary) cause each of its Significant Subsidiaries to, pay its obligations in the ordinary course of business consistent with sound business practices and (b) shall not, and shall not permit any of its Significant Subsidiaries to, voluntarily prepay expenses.

5.13.        Use of Loan Proceeds.

(a)           The Borrower will use or apply the proceeds of the Term Loans solely (a) to make the capital contribution to Holdings as described in Section 2.2(e)(1), and (b) to pay the DIP Transaction Costs.

(b)           Holdings will use the proceeds of the capital contribution from the Borrower of proceeds of the Term Loans solely to make the capital contribution to SPC as described in Section 2.2(e)(2).

(c)           The Borrower will use or apply the proceeds of the Revolving Loans solely for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business, consistent with the terms of the Credit Documents and the Bankruptcy Code.

(d)           The Borrower and Holdings will cause SPC to use the proceeds of the capital contribution from Holdings, together with other moneys available to SPC therefor, to repay in full the outstanding obligations under the Existing SPC Facility, including outstanding principal, all accrued unpaid interest and fees, and all other remaining obligations owing thereunder and under all documents relating thereto.

5.14.        Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

SECTION 6.  NEGATIVE COVENANTS

So long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or Agent hereunder, the Credit Parties covenant and agree with the Lenders that:

6.1.          Limitation on Indebtedness.  Except to the extent that the Majority Lenders otherwise consent, the Borrower will not create, issue, incur, assume, or become liable in respect of, and will not permit Holdings or SPC to, and Holdings will not, create, issue, incur, assume, become liable in respect of or suffer to exist, any Indebtedness, except:

(a)           Indebtedness of any Credit Party pursuant to any Credit Document;

(b)           Indebtedness incurred for the purpose of, and proceeds of which are immediately applied toward, repayment in full in cash of all Obligations;

(c)           Indebtedness incurred prior to, and outstanding on, the Petition Date;

(d)           unsecured Indebtedness incurred on or after the Petition Date and listed on Schedule 6.1(d), provided that (i) after August 31, 2007, there shall be no Indebtedness outstanding owed by the Credit Parties or SPC to Sea Containers Treasury Ltd., and (ii) all Indebtedness owing from time to time by SPC to the Borrower shall be evidenced by the SPC Note;

(e)           unsecured trade payables more than 90 days past due in an aggregate amount outstanding not to exceed $1,000,000 at any time;

(f)            in addition to the unsecured Indebtedness of SPC listed on Schedule 3.1(c)(v), unsecured Indebtedness of SPC to Sea Container British Isles Ltd. and to SC America Inc., in an aggregate amount outstanding not to exceed $1,000,000 at any time; and

(g)           Indebtedness of the Borrower, of the nature described in clause (b)(ii)(y) of the definition of “Indebtedness”, pursuant to the Cash Management Order and owing to Subsidiaries of the Borrower other than Holdings.

6.2.          Liens.  The Borrower will not create, incur, or assume, and will not permit Holdings or SPC to, and Holdings will not, create, incur, assume or suffer to exist, any Lien upon any of its property, whether now owned or hereafter acquired, except for the following (collectively “Permitted Liens”):

(a)           in the case of the Borrower and SPC, Liens in respect of existing domestication duties, if any, applicable solely to containers owned by the Borrower and SPC, that do not exceed $5,800,000 in aggregate amount;

(b)           Liens for other taxes, assessments or other governmental charges or levies;

(c)           in the case of the Borrower and SPC, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(d)           pledges or deposits by the Borrower in the ordinary course of business in connection with workers’ compensation,  employers’ liability, unemployment insurance and other social security legislation (other than Liens in favor of any Plan or the PBGC in excess of $4,000,000) (for the avoidance of doubt, issuance of Financial Support Directions or contribution notices from United Kingdom regulators establishing an unsecured claim against the Borrower, or establishing any claim against any Subsidiary of the Borrower other than Holdings and SPC, shall not be deemed to create, or constitute the incurrence or assumption of, a Lien);

(e)           in the case of the Borrower and SPC, deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (in each case other than for borrowed money) incurred in the ordinary course of business;

(f)            in the case of the Borrower, customary escrow arrangements covering sales proceeds payable by purchasers of assets of the Borrower, in an aggregate amount outstanding not to exceed $2,000,000 at any time;

(g)           in the case of the Borrower, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Significant Subsidiaries;

(h)           in the case of the Borrower, Liens on property of the Borrower that are consented to by the Majority Lenders and approved by order of the Bankruptcy Court after notice and a hearing, and in the case of Holdings and SPC, Liens on property of Holdings or SPC that are consented to by the Majority Lenders;

(i)            Liens created pursuant to the Credit Documents;

(j)            Liens referred to in Section 7.1(o) below to the extent not resulting in an Event of Default thereunder;

(k)           in the case of the Borrower and SPC, any interest or title of a lessor under any lease entered into by a Credit Party in the ordinary course of its business and covering only the assets so leased;

(l)            in the case of the Borrower and SPC, Liens arising from UCC financing statements filed on a precautionary basis in respect of operating leases intended by the parties to be true leases;

(m)          in the case of SPC, the rights of lessees of containers in which SPC has an interest, which leases were entered into in the ordinary course of business; and

(n)           Liens consisting of the withholding or setting off of funds by GE SeaCo  with respect to any payments to SPC or the Borrower (i) in respect of domestication duties or (ii) pursuant to other claims asserted under the Equipment Management Agreement, the Master Lease Agreement or the Members Agreement;

provided, in the case of each Lien described in clauses (b) and (c) above, that (A) the claims or amounts secured by such Lien are either (1) not yet due or are being contested in good faith by appropriate proceedings diligently pursued, with adequate reserves maintained with respect thereto on the books of the applicable Credit Party in conformity with GAAP, and as to which no action has been taken by the relevant obligee to impose, or foreclose on, any Lien against any property of any Credit Party or (2) not in excess of $5,000,000 in aggregate amount, and (B) such Liens, to the extent applicable to Collateral, do not rank pari passu with or prior to the Liens referred to in clause (i) (to the extent such Liens apply to the same assets).

6.3.          Fundamental Changes; Collateral Actions.  Except to the extent that the Majority Lenders otherwise consent, no Credit Party will, and the Borrower will not permit any of its Significant Subsidiaries to:

(a)           enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution);

(b)           take or allow to be taken any action (other than Dispositions expressly permitted hereunder) that would impair the validity or priority of the Liens granted under the Credit Documents; or

(c)           transfer any assets to, or make any Investment in, any Subsidiary that is not a Significant Subsidiary, except as permitted by Section 6.6(e).

6.4.          Disposition of Property.  No Credit Party will, or will permit SPC to, Dispose of any property, whether now owned or hereafter acquired, or, in the case of any Significant Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Equity Interests to any Person, except:

(a)           the Disposition of property in the ordinary course of business;

(b)           the Disposition of property upon both (i) receipt of prior written consent of the Majority Lenders (such consent not to be unreasonably withheld or, if to be given, delayed) and (ii) where applicable, entry of an order of the Bankruptcy Court approving such Disposition, after notice and a hearing; or

(c)           each Disposition described in Schedule 6.4(c);

provided that the foregoing limitations are not intended to prevent the Debtor from rejecting unexpired leases or executory contracts pursuant to section 365 of the Bankruptcy Code in connection with the SCL Case.

6.5.          Restricted Payments.  Except to the extent that the Majority Lenders otherwise consent, the Borrower will not make any Restricted Payments.

6.6.          Investments.  The Borrower will not, and will not permit Holdings or SPC to, and Holdings will not, directly or indirectly, make any Investment except:

(a)           Investments consented to in writing in advance by the Majority Lenders;

(b)           the capital contributions made on the Funding Date and described in Section 2.2(e);

(c)           Investments made by the Borrower on terms and conditions approved prior to the date of the Commitment Letter by order of the Bankruptcy Court;

(d)           the transfer and conversion to contributed surplus of a portion of the Indebtedness of SPC to the Borrower and of Holdings to the Borrower, in each case to the extent and in the amount described in Schedule 3.1(c)(iv); and

(e)           Investments made by the Borrower not permitted by clauses (a), (b) and (c) above, not exceeding $5,000,000 in the aggregate outstanding at any time and approved by order of the Bankruptcy Court after notice and a hearing.

6.7.          Modifications of Certain Debt Instruments.  No Credit Party will, or will permit SPC to, (i) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise optionally or voluntarily defease or segregate funds with respect to, any Indebtedness of the Borrower or SPC (other than the Obligations and the Existing SPC Facility) the outstanding principal amount of which exceeds $500,000 (or permit any amendment, modification, waiver or other change with respect to the terms of any such Indebtedness which shall have any of the foregoing effects), (ii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Contractual Obligation relating to any Indebtedness of the Borrower or SPC, in each case without the prior written consent of the Majority Lenders in their full discretion, or (iii) with respect to the Borrower, seek approval from the Bankruptcy Court of a settlement with respect to prepetition indebtedness under 9019 of the Bankruptcy Rules; except, in the case of each of clauses (i) and (ii) above, as may be effected by the consummation of a plan of reorganization with respect to the Debtor that provides for the simultaneous payment in full in cash of all then outstanding Obligations.

6.8.          Transactions with Affiliates.  No Credit Party will, or will permit any of its Significant Subsidiaries to, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than a Credit Party or SPC) unless such transaction is either (a) (x) otherwise permitted under this Agreement or the Commitment Order or the Final DIP Order, (y) in the ordinary course of business of the relevant Group Member and (z) except as otherwise consented to by the Majority Lenders, upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) disclosed to the Lenders in writing at least two Business Days prior to the date of the execution and delivery of this Agreement by them, (c) the transfer and conversion to contributed surplus of (i) SPC of a portion (not to exceed $30,000,000) of the Indebtedness of SPC to the Borrower and (ii) Holdings of all of the Indebtedness of Holdings to the

Borrower, in each case to the extent and in the amount described in Schedule 3.1(c)(iv), or (d) consented to by the Majority Lenders, except that (i) Restricted Payments to the extent permitted by Section 6.5, (ii) Investments to the extent permitted by Section 6.6, (iii) the provision of services to Affiliates not satisfying the requirements of clause (a)(i), (ii) and (iii) above and not involving the transfer of assets provided that the aggregate value of such services so provided during the term of this Agreement does not exceed $25,000,000, and (iv) transactions permitted by the Cash Management Order shall in each case be permitted; provided, however, that if any such transaction in clause (d)(iv) requires Bankruptcy Court approval pursuant to the terms of the Cash Management Order and does not satisfy the requirements of clause (a)(i), (ii) and (iii) above, then no Credit Party will, or will permit any of its Significant Subsidiaries to, enter into such transaction without prior written consent of the Majority Lenders.

6.9.          Sales and Leasebacks.  No Credit Party will, or will permit SPC to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred

6.10.        Hedge Agreements.  No Credit Party will, or will permit any of its Subsidiaries to, engage in any speculative transactions or enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any of its Subsidiaries has actual exposure (other than those in respect of Equity Interests) and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any of its Subsidiaries, in each case in (a) and (b) above, in the ordinary course of business and consistent with industry practices and not for speculative purpose.

6.11.        Negative Pledge Clauses; Etc..  Other than under agreements entered into by the Borrower prior to the commencement of the SCL Case, enforcement of which is prohibited under United States law (including applicable bankruptcy law) or that are described in Schedule 6.11, no Credit Party will, or will permit SPC to, enter into or suffer to exist or become effective (i) any agreement that prohibits or limits the ability of such Credit Party or SPC to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or (ii) in the case of any Credit Party, any agreement that requires any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations, other than in each case (x) this Agreement and the other Credit Documents, and (y) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case any prohibition, limitation or requirement of ratable security shall only be effective against the assets financed thereby).

6.12.        Clauses Restricting Subsidiary Distributions.  No Credit Party will, or will permit SPC to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of Holdings or SPC to (a) make Restricted Payments in respect of any Equity Interest in Holdings or SPC held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, any Credit Party or (c) transfer any of its assets to any Credit Party, except for such encumbrances or restrictions existing under or by reason of any restrictions existing under the Credit Documents.

6.13.        Lines of Business.  No Credit Party will, or will permit any of its Significant Subsidiaries to, enter into any business, either directly or through any Subsidiary, except for those businesses in which the Group Members are engaged on the date of this Agreement or activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, those businesses in which the Group Members are engaged on the date of this Agreement.

6.14.        Organizational Documents and Material Agreements.  No Credit Party will, or will permit any of its Significant Subsidiaries to, (a) except as described in Schedule 6.14, amend, modify or otherwise supplement or permit the amendment, modification or other supplement of any Group Member’s organizational documents in a manner that is inconsistent with, or violates the terms of, or could reasonably be expected to prevent or hinder compliance with, the terms of any Credit Document or either Order or (b) agree to any amendment, modification or termination of any material agreement to which any Group Member is a party, in each case except to the extent such amendment, modification, supplementation or termination could not reasonably be expected to have a Material Adverse Effect.

6.15.        SPC and Holdings.  Except to the extent that the Majority Lenders otherwise consent, the Borrower shall not permit either of Holdings or SPC to, and Holdings shall not, (i) cease to be organized as a bankruptcy remote, special purpose subsidiary in accordance with the requirement of the Existing SPC Facility as in effect on the date of the Commitment Letter (except for such amendments to Holdings’ and SPC’s organizational documents as are described in Section 4.1(d)(xii) or as set forth on Schedule 3.1(c)(iv) in respect of certain intercompany obligations), or (ii) act in a manner inconsistent, or fail to act which failure is inconsistent, with such organization.

6.16.        Certain Orders and Other Bankruptcy Documents.  No Credit Party will, or will permit any of its Subsidiaries to, seek or make or permit to be made any change, amendment or modification, or any application or motion for any change, amendment or modification, to either Order without the prior written consent of the Majority Lenders.  No Credit Party will, or will permit any of its Subsidiaries to, violate the terms of, or seek any court order to modify the terms of, (i) the transactions approved in the Final DIP Order, and such Final DIP Order may not be modified in any filed or confirmed plan of reorganization or (ii) the Cash Management Order dated January 12, 2007, in any manner that impairs the Lien in favor of the Lenders in all cash and cash equivalents of the Borrower and all accounts relating thereto.  No Credit Party will, or will permit any of its Subsidiaries to, (i) seek any court order that grants or attempts to grant any party other than a Secured Party a superpriority claim against the Debtor or its estate, (ii) prime, subordinate, or seek to prime or subordinate the Secured Obligations or the Secured Parties’ Lien on the Collateral (except for the Carve-Out or as otherwise expressly permitted by Section 6.2), or (iii) seek any court order that grants or attempts to grant a security interest in the Borrower’s assets to any other “person” (as such term is defined in the Bankruptcy Code) (except in connection with the repayment or refinancing in full in cash of all Obligations or except as otherwise expressly permitted by Section 6.2).  The Debtor shall not directly or indirectly file with or submit to, or consent to any other Person filing with or submitting to, the Bankruptcy Court any motion or other document in connection with the DIP Facility, the Credit Documents, the transactions contemplated hereby and thereby, and the approval thereof, unless such motion or document shall be in form and substance reasonably satisfactory to the Majority Lenders and all procedures to be followed shall be acceptable to the Majority Lenders.

6.17.        [Reserved]

6.18.        [Reserved]

6.19.        Terrorism Law; Anti-Money Laundering.

(a)           No Credit Party will, or will permit any of its Subsidiaries to, directly or indirectly (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.24, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law in violation of the Executive Order or Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrower shall deliver to the Lenders any certification or other evidence reasonably requested from time to time by any Lender in its reasonable discretion, confirming the Borrower’s and its compliance with this Section 6.19).

(b)           No Credit Party will, or will permit any of its Subsidiaries to, cause or permit any of the funds of any of them that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

6.20.        Certain Ownership and Organizational Requirements.  The Borrower will not permit either of Holdings or SPC to cease to be a Significant Subsidiary.  The Borrower will not own less than 100% of the preference shares of Holdings, and Holdings will not own less than 100% of the preference shares of SPC; such preference shares will constitute all Equity Interests in Holdings and SPC respectively, except that Amacar Investments L.L.C., a Delaware limited liability company, shall be permitted to continue to own Class A shares representing a minority, non-economic interest in each of Holdings and SPC consistent with current arrangements.  The Borrower will not permit either of Holdings or SPC to cease to be organized as a limited company, the Equity Interests in which constitute shares in the capital of such company.

6.21.        Pension and Related Plans.  No Credit Party will, or will permit any Subsidiary controlled by or under common control with (within the meaning of Section 4001 of ERISA) any Credit Party to, directly or indirectly, be or become a party to or subject to, or contribute to, any Multiemployer Plan.  No Credit Party will, or will permit any of its Subsidiaries to, be or become party to or subject to, or contribute to, any Foreign Pension Plan (i) that is a defined benefit or analogous plan or scheme other than (x) those described on Schedule 6.21 and (y) other such plans or schemes not described on Schedule 6.21, the aggregate liabilities under all of which, for the Borrower and its Subsidiaries, are not in excess of $1,000,000, or (ii) that is a defined contribution or analogous plan or scheme other than those in existence as of the DIP Effective Date.

SECTION 7.  EVENTS OF DEFAULT

7.1.          Events of Default.  If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a)           (i) the Borrower shall fail to pay any principal of any Loan when due and payable in accordance with the terms hereof; or (ii) the Borrower shall fail to pay, prior to the close of business on the third Business Day after such amount becomes due and payable in accordance with the terms hereof, any interest on any Loan or any other amount payable hereunder or under any other Credit Document; or

(b)           any representation or warranty made or deemed made by any Credit Party herein or in any other Credit Document or that is contained in any certificate, instrument, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Credit Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)           any Credit Party shall default in the observance or performance of any term, agreement or covenant contained in (i) Section 6 (which default under Section 6, if capable of being cured, remains uncured for three Business Days) or (ii) Section 5.7; or

(d)           any Credit Party shall default in the observance or performance of any other term, agreement or covenant contained in this Agreement or any other Credit Document (other than as provided in clauses (a) through (c) of this Section), and such default shall continue unremedied for a period of 10 days after the earlier of the date on which (i) a Responsible Officer of any Credit Party becomes aware of such default or (ii) written notice thereof shall have been given to the Borrower from the Administrative Agent or any Lender; or

(e)           any Credit Party shall (i) default in making any payment of any principal of any Indebtedness (excluding the Loans) of such Credit Party (or any Guarantee Obligation in respect of Indebtedness of any other Person), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing (A) with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $2,000,000 or (B) in the case of the Borrower, resulting from the compliance with the Bankruptcy Code or any order of the Court, and as to which the exercise of remedies against property of the Borrower, including foreclosure, seizure, blockage, administrative freeze or otherwise, is stayed, for so long as such stay is in effect; or

(f)            (i) the Guarantor or SPC shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Guarantor or SPC shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Guarantor or SPC any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Guarantor or SPC any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Guarantor or SPC shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Guarantor or SPC shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan securing an aggregate amount in excess of $4,000,000 shall arise on the assets of any Credit Party, Subsidiary or any Commonly Controlled Entity, (iii) other than the commencement of the Case, a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any

Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)           one or more judgments or decrees or orders for the payment of money shall be entered against Holdings or SPC (1) in favor of GE SeaCo, GE Party or an Affiliate thereof, involving in the aggregate a liability (not paid or fully covered (subject to a customary deductible) by insurance as to which the relevant insurance company has acknowledged coverage) of $25,000,000 or more or (2) in favor of any other party or parties, involving in the aggregate a liability (not paid or fully covered (subject to a customary deductible) by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more,  and in the case of each of clauses (1) and (2) above either (x) enforcement proceedings shall have been commenced by any creditor or creditors upon such judgments or orders or (y) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgments or orders shall not be in effect; or

(i)            any of the Credit Documents or the Commitment Order or the Final DIP Order or the Cash Management Order shall, for any reason, be modified without consent of the Majority Lenders or cease to be in full force and effect or to create a valid Lien on any of the property purported to be covered thereby or such Lien shall cease to be an enforceable, fully perfected Lien, or any Credit Party shall so allege in any pleading filed in any court, or any material provision of any Credit Document shall, for any reason, cease to be valid and binding on, and enforceable against each Credit Party party thereto, or any Credit Party or any Affiliate of any Credit Party (other than GE SeaCo) shall assert any of the foregoing; or

(j)            [Reserved]

(k)           the Case shall be dismissed, suspended or converted to a case under Chapter 7 of the Bankruptcy Code, or there shall occur any abstention from the Case (or the Bankruptcy Court shall make a ruling requiring such dismissal, suspension, conversion or abstention), or any Credit Party shall file any pleading requesting any such relief; or

(l)            an order shall be entered in the Case appointing a trustee, a responsible officer or an examiner with powers beyond the duty to investigate and report, as set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code, or any Credit Party shall file any pleading requesting such order; or

(m)          except as permitted in clause (o), there shall occur or exist any stay, reversal, vacatur, termination, amendment or other modification of the Commitment Order or Final DIP Order in any respect without the prior written consent of the Lenders; or

(n)           except as permitted in clause (o), there shall be entered any order or judgment modifying, limiting, subordinating, or avoiding the priority of, any Obligation, or the perfection, priority, or validity of any security interest or other Liens securing the Obligations; or

(o)           there shall arise or exist, or one or more orders or judgments shall become effective granting, (x) any claim against the Borrower or any of its assets (other than the Carve-Out) having priority senior to or pari passu with the claims of the Agents and the Lenders under the Credit Documents, the Commitment Order or the Final DIP Order, (y) any other claim against the Borrower or any of its assets having priority of the kind specified in, or ordered pursuant to, sections 105, 326, 330,

331, 503(b), 507(a), 507(b), 726 or any other provisions of the Bankruptcy Code (other than the Carve-Out) that is pari passu with or senior to the claims of the Agents and the Lenders under the Credit Documents, the Commitment Order or the Final DIP Order (provided that the Agents and the Lenders disclaim any Lien or priority with respect to proceeds (including recoveries) of Chapter 5 Claims), or (z) in addition to the Permitted Senior Liens as to which no foreclosure or other enforcement action or exercise of remedies has been commenced, any Lien on the Collateral having a priority senior to or pari passu with any of the security interests and other Liens established or granted herein or in any other Credit Document, which Claims or Liens in clauses (x), (y) and (z) above either (I) are for or involve or secure at any time an aggregate amount in excess of $5,000,000 or (II) are being enforced by any foreclosure or other enforcement action or exercise of remedies; or

(p)           [Reserved]

(q)           any order or judgment shall be entered imposing, surcharging, or assessing against the Collateral or the Lenders’ claims as debtor in possession lenders in the Case or any of the Obligations, any fees, costs, or expenses, which impositions, surcharges or assessments involve at any time aggregate amounts in excess of $5,000,000; or

(r)            any Credit Party shall file or commence a motion seeking, or the Bankruptcy Court shall enter, an order (i) granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code (x) that permits any Person to foreclose on any asset or assets of the Borrower (other than assets (A) identified in writing by the Borrower and agreed to in writing by the Majority Lenders or (B) deemed immaterial by the Majority Lenders) or (y) to allow any Person to proceed against any asset or assets of the Borrower, if so proceeding, in the judgment of the Majority Lenders, could reasonably be expected to have a Material Adverse Effect, provided that entry of an order for relief from the automatic stay based on the exercise by the GE Party or GE SeaCo of a legally exercisable right, as a result of a “change of control,” to (1) require the valuation of the Borrower’s interest in GE SeaCo or (2) purchase the Borrower’s interest in GE SeaCo, shall not constitute an Event of Default, or (ii) except to the extent the same would not constitute a Default under any of the previous clauses, approving any settlement or other stipulation with any creditor of any Credit Party, other than the Agents and the Lenders, or otherwise providing for payments as adequate protection or otherwise to such creditor; or

(s)           the filing of a plan for the Debtor under Chapter 11 of the Bankruptcy Code, or the entry of an order confirming a plan of reorganization in the SCL Case, unless such plan provides for indefeasible payment in full in cash of all Obligations on or before its effective date or the date of its substantial consummation; or

(t)            any Credit Party shall commence, or an order shall be entered in respect of, any motion or adverse proceeding materially adverse to the Agents’ or the Lenders’ respective rights and remedies under the Credit Documents, the Commitment Order, the Final DIP Order, or any other Bankruptcy Court order, including but not limited to (i) the granting of relief from the automatic stay to permit the enforcement of (as distinguished from the mere allowance as a claim, or fixing the amount, of) one or more judgments based on one or more pre-petition unsecured claims against the Borrower, in or in respect of an aggregate amount in excess of $5,000,000, (ii) challenging any material provision of the Credit Documents, and (iii) seeking authority to cancel or forgive claims or Indebtedness owed to the Borrower in an aggregate amount in excess of $5,000,000, except for reasonably equivalent consideration and in the ordinary course of business consistent with past practices; or

(u)           [Reserved]

(v)           the occurrence of a Termination Event, other than pursuant to clause (1) of the definition thereof; or

(w)          the failure by any Credit Party to comply with the terms of the Commitment Order or the Final DIP Order which failure would not otherwise constitute a Default or Event of Default under this Agreement;

(x)            except as set forth in Section 7.1(o), any Obligation shall cease to have superpriority administrative expense status in respect of the Debtor under 11 U.S.C. § 364(c)(1) with priority over all other costs and expenses of the Debtor of any kind (other than the Carve-out), including but not limited to those specified in, or ordered pursuant to, sections 105, 326, 330, 331, 503(b), 507(a), 507(b), 726 or any other provisions of the Bankruptcy Code (provided that the Agents and the Lenders disclaim any Lien or priority with respect to proceeds (including recoveries) of Chapter 5 Claims);

(y)           the occurrence or continuation of one or more of the following events or conditions, to the extent that such occurrence or continuation, in the aggregate, could reasonably be expected to result in a Material Adverse Effect:

(i)            the Group Properties contain, or have previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(ii)           Materials of Environmental Concern have been transported by or to or Released from the Group Properties (or from any facilities or other properties formerly owned, leased or operated by any Group Member or otherwise in connection with the Group Business) in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, or any Materials of Environmental Concern have been generated, treated, stored or Released at, on or under any of the Group Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(iii)          there has been any Release or threat of Release of Materials of Environmental Concern at or from the Group Properties, or arising from or related to the operations of any Group Member in connection with the Group Properties, any facilities or other properties formerly owned, leased or operated by any Group Member or otherwise in connection with the Group Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(iv)          any of the Group Properties or the operations at the Group Properties are not in compliance with all applicable Environmental Laws, including any and all permits, licenses or registrations required under Environmental Laws, or any Group Member incurs any liability under Environmental Laws;

(v)           there are any facts, circumstances, conditions or occurrences in respect of any of the Group Properties that are reasonably likely to (i) form the basis of any action, suit, claim or other judicial or administrative proceeding relating to liability under or noncompliance with Environmental Law on the part of any Group Member, (ii) cause any Group Properties to become subject to any Lien, restriction on ownership, occupancy, use or transferability under any Environmental Law or (iii) require any Group Properties to be upgraded or modified in order to remain in compliance with Environmental Law; or

(vi)          any Group Member has assumed any liability of any other Person under Environmental Laws;

(z)            the UK Pensions Regulator issues a Contribution Notice under section 38 of the Pensions Act 2004, a Financial Support Direction under section 43 of the Pensions Act 2004, or non-compliance Contribution Notice under section 47 of the Pensions Act 2004, or has an enforceable claim or Lien under any UK Requirement of Law, in relation to The Sea Containers 1983 Pension Scheme or The Sea Containers 1990 Pension Scheme, against GE SeaCo, Holdings or SPC; or

(aa)         any of the following shall have failed to occur within fifteen (15) Business Days after the Funding Date:

(A)          the execution and delivery by each Credit Party of charge and pledge agreements effective under Bermuda law and covering all of such Credit Party’s rights, title and interests in, to and under the Specified Bermuda Collateral (such agreements, the “Bermuda Charge Documents”), which Bermuda Charge Documents (1) are reasonably satisfactory in form and substance to the Lenders and the Lenders’ counsel, and (2) have been approved by board of director resolutions and all other requisite approvals, which resolutions and other approvals shall in each case be reasonably satisfactory in form and substance to the Lenders and the Lenders’ counsel,

(B)           the filing and registration of each Bermuda Charge Document in all appropriate offices requisite to establishing priority of the charges and pledges created or evidenced thereby, and

(C)           the delivery of an opinion of Appleby addressed to the Lenders, substantially in the form of Exhibit M, as to the Bermuda Charge Documents and the charges and pledges created or evidenced thereby;

then, in any such event, unless such Event of Default shall be or have been waived by Lenders in accordance with Section 12.1 without further order of, application to, or action by, the Bankruptcy Court,

(i)            in the case of an Event of Default under Section 7.1(v), (A) all of the Commitments, and the obligation of each Lender to make any Loan thereunder, shall immediately terminate, and (B) the Loans, all interest thereon and all other Obligations under this Agreement and the other Credit Documents shall automatically become and be forthwith due and payable, in each case without notice or other action,

(ii)           in the case of any other Event of Default, (A) all of the Commitments, and the obligation of each Lender to make any Loan thereunder, shall terminate, and (B) the Loans, all interest thereon and all other Obligations under this Agreement and the other Credit Documents shall become and be forthwith due and payable, in each case upon written notice to the Administrative Agent from the Majority Lenders,

(iii)          [Reserved]

(iv)          subject, other than with respect to the termination of the Commitments and the acceleration of the Obligations and all other obligations in respect of the Credit Documents, to the giving of thirty (30) calendar days’ prior written notice to the Borrower, the United States Trustee and any official creditors’ committees appointed in the Case (during which time the Borrower and the parties in interest may seek an order from the Bankruptcy Court for cause shown prohibiting or limiting any exercise of remedies for such time and in such fashion as the Bankruptcy Court may direct), together with any other notice required by the terms of the Final DIP Order, (A) the automatic stay provided in section 362 of the Bankruptcy Code shall be deemed automatically vacated without further action or order of the Bankruptcy Court and the Agents and the Lenders shall be entitled to exercise all of their respective rights and remedies under the Credit Documents and the Commitment Order and Final DIP Order and applicable law, including all rights and remedies with respect to the Collateral and the Guarantor; provided however that there shall be no foreclosure on the A Quotas of GE SeaCo SRL without further order of the Bankruptcy Court and (B) the Borrower may use cash collateral solely in the ordinary course of business during such thirty (30) calendar days’ notice period, and, absent any order of the Bankruptcy Court to the contrary, after the expiration of such period shall be prohibited from using any cash collateral.

Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower and the Guarantor.

SECTION 8.  THE AGENTS

8.1.          Appointment.  Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on such Lender’s behalf under the provisions of this Agreement, the other Credit Documents and the Commitment Order or the Final DIP Order, as applicable, and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement, the other Credit Documents and the Commitment Order or the Final DIP Order, as applicable, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall have no duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against either Agent.

8.2.          Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

8.3.          Exculpatory Provisions.  Neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the damages or losses resulting from the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have directly and primarily resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or the Commitment Order or the Final DIP Order, as applicable, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Credit Document or the Commitment Order or the Final DIP Order, as applicable, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or the Commitment Order or the Final DIP Order, as applicable, or for any failure of any Credit Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or the Commitment Order or the Final DIP Order, or to inspect the properties, books or records of any Credit Party.

8.4.          Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower or any of its Affiliates other than GE SeaCo), independent accountants and other experts selected by such Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Majority Lenders (or, if so specified by this Agreement or the other Credit Documents, all Lenders or any other instructing group of Lenders specified by this Agreement or the other Credit Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Majority Lenders (or, if so specified by this Agreement or the other Credit Documents, all Lenders or any other instructing group of Lenders specified by this Agreement or the other Credit Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5.          Notice of Default.  Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders (or, if so specified by this Agreement or the other Credit Documents, all Lenders or any other instructing group of Lenders specified by this Agreement or the other Credit Documents); provided that unless and until either Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6.          Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by either Agent hereafter taken, including any review of the affairs of a Credit Party or any Affiliate of a Credit Party, shall be deemed to constitute any representation or warranty by either Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement and the other Credit Documents, if applicable.  Each Lender also represents that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have, and in no event shall the Collateral Agent have, any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party or any Affiliate of a Credit Party that may come into the possession of either Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

8.7.          Indemnification.  The Lenders agree to indemnify the Administrative Agent and the Collateral Agent in their capacities as such (in each case to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents, the Commitment Order or the Final DIP Order or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8.          Agent in Its Individual Capacity.  WFBN and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though WFBN were not acting as either Agent.  With respect to the Loans made by it, WFBN shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise the same to the same extent as any other Lender, and, if WFBN shall make any Loans, the terms “Lender” and “Lenders” shall include WFBN in its individual capacity.

8.9.          Successor Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Credit Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement the other Credit Documents and the Commitment Order or the Final DIP Order.  The Collateral Agent may resign in the same manner, and with the same consequences, and a successor therefor be appointed by the Majority Lenders, as provided above with respect to the Administrative Agent.

8.10.        Agent Generally.  Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

8.11.        [Reserved]

8.12.        Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  Nothing in this Section 8.12 shall relieve the Borrower of its obligation with respect to Non-Excluded Taxes and Other Taxes provided in Section 2.15.

SECTION 9.  GUARANTY

9.1.          The Guaranty.  In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantor from the proceeds of the Loans, the Guarantor hereby agrees with the Administrative Agent and the Lenders that the Guarantor hereby unconditionally and irrevocably, jointly and severally, guarantees as primary obligor and not merely as surety the full and prompt payment and performance by the Borrower when due, whether upon maturity, by acceleration or otherwise, of any and all of the Obligations of the Borrower to the Lenders and the Agents, provided, that such guaranty is limited in amount to the excess of (a) the value of the assets of the Guarantor as of the Funding Date over (b) $10,000, provided that the amount of such Guaranty shall not be less than $9,990,000.  If any or all of the Obligations of the Borrower to the Lenders (or any of them) or the Agents become due and payable hereunder, the Guarantor unconditionally promises to pay such Obligations to such Lenders or Agents, or order, on demand, together with any and all reasonable expenses which may be incurred by the Agents or the Lenders in collecting any of the Obligations.

9.2.          Nature of Liability.  The liability of the Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations of the Borrower whether executed by the Guarantor, any other guarantor or by any other party, and the liability of the Guarantor hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Agents or the Lenders on the Obligations that such Agents or such Lenders repay to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

9.3.          Independent Obligation.  The obligations of the Guarantor hereunder are independent of the obligations of any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not action is brought against any other guarantor or the Borrower and whether or not any other guarantor or the Borrower be joined in any such action or actions.  The Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Guarantor.

9.4.          Authorization.  The Guarantor authorizes the Agents and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)           change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Obligations as so changed, extended, renewed or altered;

(b)           take and hold security for the payment of the Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)           exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;

(d)           release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;

(e)           settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, or subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors;

(f)            apply any sums by whomsoever paid or howsoever realized to any liability or liabilities constituting Obligations of the Borrower to the Lenders (and expressly excluding any pre-petition claims) regardless of what liability or liabilities of the Guarantor or the Borrower remain unpaid; and/or

(g)           consent to or waive any breach of, or any act, omission or default under, this Agreement or any other Credit Document or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any other Credit Document or any of such other instruments or agreements.

9.5.          Reliance.  It is not necessary for the Agents or the Lenders to inquire into the capacity or powers of the Borrower or its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.6.          Subordination.  Any of the Indebtedness of the Borrower now or hereafter owing to the Guarantor is hereby subordinated to the Obligations of the Borrower; provided, however, that payment may be made by the Borrower on any such Indebtedness owing to the Guarantor so long as no Default or Event of Default has occurred and is continuing and the same is not otherwise prohibited by this Agreement; and provided further, that if the Majority Lenders so request at a time when an Event of Default exists, all such Indebtedness of the Borrower to the Guarantor shall be collected, enforced and received by the Guarantor as trustee for the Lenders and the Agents and be paid over to the Administrative Agent on behalf of the Lenders and the Agents on account of the Obligations of the Borrower to the Lenders and the Agents, but without affecting or impairing in any manner the liability of the Guarantor under the other provisions of this Guaranty.  Prior to the transfer by the Guarantor of any note or negotiable instrument evidencing any of the Indebtedness of the Borrower to the Guarantor, the Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination and all such notes or negotiable instruments shall constitute Collateral and be delivered to the Collateral Agent in accordance with Section 10.4.

9.7.          Waiver.

(a)           The Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require the Agents or the Lenders to (i) proceed against the Borrower, any other guarantor or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in the Agents’ or the Lenders’ power whatsoever.  The Guarantor waives (except as shall be required by applicable statute and cannot be waived) any defense based on or arising out of any defense of the Borrower, any other guarantor or any other Person other than payment in full of the Obligations, including any defense based on or arising out of the disability of the Borrower, any other guarantor or any other Person, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Obligations.  Subject to the giving of thirty (30) calendar days’ prior written notice in accordance with the Commitment Order or the Final DIP Order, the Agents and the Lenders may, at their election, but subject to the provisions hereof, foreclose on any security held by the Agents or the Lenders by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Agents and the Lenders may have against the Borrower or any other Person, or any security, without affecting or impairing in any way the liability of the Guarantor hereunder except to the extent the Obligations have been paid.  The Guarantor waives any defense arising out of any such election by the Agents or the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against the Borrower or any other Person or any security.

(b)           The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that the Agents and the Lenders shall have no duty to advise the Guarantor of information known to them regarding such circumstances or risks.

9.8.          Limitation on Enforcement.  The Lenders agree that this Guaranty may be enforced only by the action of the Administrative Agent or the Collateral Agent, but subject to the provisions hereof, in each case acting in accordance with discretion given them under the Credit Documents, or upon instructions received as contemplated by Section 8.4, and that no Lender shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Agents for the benefit of the Lenders, upon the terms of this Agreement and the other Credit Documents.

9.9.          [Reserved]

SECTION 10.  SECURITY

10.1.        Security.  To induce the Lenders to make the Loans, (i) the Borrower hereby grants to the Collateral Agent (as agent for the Secured Parties), as security for the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations owing to each Agent, in its capacity as such, and the Lenders, a continuing priming Lien on and security interest in all of the right, title and interest of the Borrower in, to and under the Borrower Collateral (subject to the Carve-Out and Permitted Senior Liens) in accordance with and pursuant to the UCC and sections 364(c)(2) and (3) of the Bankruptcy Code, and (ii) the Guarantor hereby grants to the Collateral Agent, as security for the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Guaranty, a continuing Lien on and security interest in all of the right, title and interest of the Guarantor in, to and under the Guarantor’s Collateral in accordance with and pursuant to the UCC and all other applicable law, which Liens and security interests in each case in clause (i) and (ii) above shall be for the ratable benefit of the Secured Parties, as their interests may appear, and shall be first priority subject and junior only, where applicable, to the Carve-Out (in the case of the Borrower’s Collateral) and Permitted Senior Liens thereon.  For purposes of this Agreement, all of the following property wherever located and whether now owned or at any time hereafter acquired by a Credit Party or in which a Credit Party now has or at any time in the future may acquire any right, title or interest, is collectively referred to as the “Collateral”:

(a)           In the case of the Borrower (such Collateral, the “Borrower Collateral”):

(i)            all Cash Equivalents;

(ii)           all Deposit Accounts;

(iii)          all Equity Interests that the Borrower owns in Holdings; and

(iv)          all amounts received or receivable by the Borrower from Holdings or SPC, whether as dividends or other distributions on account of Equity Interests, payments in respect of Indebtedness, or other payments on account of Contractual Obligations or otherwise (but not including proceeds (including recoveries) of Chapter 5 Claims); and

(b)           In the case of the Guarantor (such Collateral, the “Guarantor Collateral”):

(i)            all Accounts;

(ii)           all Accounts Receivable and Accounts Receivable Records;

(iii)          all amounts received or receivable by the Guarantor from SPC, whether as dividends or other distributions on account of Equity Interests, payments in respect of Indebtedness, or other payments on account of Contractual Obligations or otherwise;

(iv)          all books and Records pertaining to the property described in this Section 10.1;

(v)           all Deposit Accounts;

(vi)          all Chattel Paper;

(vii)         all Commercial Tort Claims;

(viii)        all Documents;

(ix)           all Equipment;

(x)            all General Intangibles, including all Intellectual Property and that portion of the Pledged Collateral constituting General Intangibles;

(xi)           all Instruments;

(xii)          all Insurance;

(xiii)         all Inventory;

(xiv)        all Investment Property, including all Investment Property held in Securities Accounts and that portion of the Pledged Collateral constituting Investment Property;

(xv)         all other Goods and personal property of the Guarantor, whether tangible or intangible, wherever located, including Money, Letter of Credit Rights, including all rights of payment or performance under letters of credit, and any secondary obligation that supports the payment or performance or an Account, Chattel Paper, a Document, a General Intangible, a Payment Intangible, an Instrument, Investment Property, or any other Collateral;

(xvi)        all Payment Intangibles;

(xvii)       all property of the Guarantor held by either Agent or any other Secured Party, including all property of every description, in the possession or custody of or in transit to such Agent or such other Secured Party for any purpose, including safekeeping, collection or pledge, for the account of the Guarantor, or as to which the Guarantor may have any right or power;

(xviii)      all Real Property;

(xix)         all Vehicles;

(xx)          to the extent not otherwise included, all Pledged Collateral;

(xxi)         to the extent not otherwise included, all monies and other property of any kind which is received by the Guarantor in connection with refunds with respect to taxes, assessments and governmental charges imposed on the Guarantor or any of its property or income;

(xxii)        to the extent not otherwise included, all causes of action and all monies and other property of any kind received therefrom, and all monies and other property of any kind recovered by the Guarantor;

(xxiii)       to the extent not otherwise included above, all Collateral Support and Supporting Obligations relating to any of the foregoing; and

(xxiv)       to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of insurance, indemnity, warranty or guaranty payable to the Guarantor from time to time with respect to any of the foregoing;

provided, however, that the Collateral shall not include such property of a Credit Party, the grant of a Lien on which, or security interest in which, would violate a legally enforceable provision of any agreement in existence on the effective date of the Commitment Letter and binding on such Credit Party on the Funding Date after giving effect to repayment of the Existing SPC Facility, for so long as such provision is enforceable and binding and such grant would violate it.

10.2.        Perfection of Security Interests.

(a)           Each Credit Party shall, at its expense, promptly and duly execute and deliver, and have recorded, such agreements, instruments and documents and perform any and all actions reasonably requested by the Administrative Agent, the Collateral Agent or the Majority Lenders at any time and from time to time to perfect, maintain, protect, and enforce the Secured Parties’ rights and Liens on the Collateral of such Credit Party, and establish and maintain the priority of such Liens as contemplated by Sections 3.20 and 10.1, including (i) executing and filing financing or continuation statements, and amendments thereof, in form and substance reasonably satisfactory to the Majority Lenders, (ii) in the case of any Investment Property, Securities Accounts and Deposit Accounts, taking any actions required by the Majority Lenders to enable the Collateral Agent to obtain “control” within the meaning of the UCC with respect thereto, including executing and delivering Account Control Agreements, (iii) executing and delivering such documents, agreements and instruments as may be required by the Majority Lenders to further evidence and perfect the security interests in favor of the Lenders in all Intellectual Property, (iv) maintaining complete and accurate share registers, (v) using its best efforts in delivering to the Collateral Agent negotiable warehouse receipts, if any, and, upon the Majority Lenders’ request therefor, non-negotiable warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued, (vi) placing notations on such Credit Party’s certificates of title or books of account to disclose the Collateral Agent’s security interest therein in favor of the Lenders, (vii) delivering to the Collateral Agent all documents, certificates and Instruments necessary or desirable to perfect the Collateral Agent’s Lien in favor of the Lenders in letters of credit on which such Credit Party is named as beneficiary and all acceptances issued in connection therewith, (viii) after the occurrence and during the continuation of an Event of Default, transferring Inventory constituting Collateral maintained in warehouses to other warehouses designated by the Majority Lenders and (ix) taking such other steps as the Majority Lenders may deem necessary or desirable to maintain the Collateral Agent’s security interests in favor of the Lenders in the Collateral.

(b)           Each Credit Party hereby authorizes the Administrative Agent and the Collateral Agent at any time and from time to time to execute and file financing statements or continuation statements and amendments thereto and other filing or recording documents or instruments with respect to the Collateral without the signature of such Credit Party in such form and in such offices as the Majority Lenders determine appropriate to perfect the security interests of the Collateral Agent in favor of the Lenders under this Agreement.  Each Credit Party shall pay the costs of, or incidental to, any recording or filing of any financing statements concerning the Collateral.  Each Credit Party agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.  If any Collateral is at any time in the possession or control of any warehouseman, bailee or such Credit Party’s agents or processors, such Credit Party shall notify such warehouseman, bailee, agents or processors of the Collateral Agent’s security interests in favor of the Lenders, which notification shall specify that such Person shall hold all such Collateral for the benefit of the Collateral Agent and, upon the occurrence and during the continuance of an Event of Default, hold all such Collateral for the Collateral Agent’s account subject to the Collateral Agent’s instructions.  From time to time, each Credit Party shall, upon the Majority Lenders’, the Administrative Agent’s or the Collateral Agent’s request, execute and deliver written instruments pledging to the Collateral Agent the Collateral described in any such instruments or otherwise, but the failure of such Credit Party to execute and deliver such confirmatory instruments shall not affect or limit the Collateral Agent’s security interests in favor of the Lenders or other rights in and to the Collateral.  Until all Obligations have been fully satisfied and all the Commitments shall have been terminated, the Collateral Agent’s security interests in the Collateral, and all Proceeds and products thereof, shall continue in full force and effect.  Notwithstanding anything in any Credit Document to the contrary, only the Collateral Agent shall be entitled to give instructions concerning the possession of, and to exercise remedies against, the Collateral.

(c)           Notwithstanding clauses (a) and (b) of this Section 10.2, or any failure on the part of any Credit Party or the Agents to take any of the actions set forth in such clauses, the Liens and security interests granted herein by the Debtor in respect of the Obligations shall be deemed valid, enforceable and perfected by entry of the Commitment Order and the Final DIP Order.  No financing statement, notice of lien, mortgage, deed of trust or similar instrument in any jurisdiction or filing office need be filed or any other action taken in order to validate and perfect the Liens and security interests in respect of the Obligations granted by or pursuant to this Agreement or the other Credit Documents or the Commitment Order or the Final DIP Order, as applicable, by the Debtor.

10.3.        Rights of Lender; Limitations on Lenders’ Obligations.

(a)           Neither the Agents nor any Secured Party shall have any obligation or liability under any Contract by reason of or arising out of this Agreement, the Credit Documents, or the granting to the Collateral Agent of a security interest therein or the receipt by either Agent or any Lender of any payment relating to any Contract pursuant hereto, nor shall either Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Credit Party under or pursuant to any Contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b)           Subject to Section 10.5, each Agent authorizes each Credit Party to collect its Accounts, provided that such collection is performed in accordance with such Credit Party’s customary procedures, and any Agent may, upon the occurrence and during the continuation of any Event of Default and without notice, other than any requirement of notice provided in the Commitment Order or the Final DIP Order, as applicable, limit or terminate said authority at any time with respect to Accounts constituting Collateral.

(c)           Subject to any requirement of notice provided in the Commitment Order or the Final DIP Order, the Administrative Agent and the Collateral Agent may at any time, upon the occurrence and during the continuation of any Event of Default, after first notifying the Borrower of its intention to do so, notify Account Debtors, notify the other parties to the Contracts of the Borrower or any other Credit Party, notify obligors of Instruments and Investment Property of the Borrower or any other Credit Party and notify obligors in respect of Chattel Paper of the Borrower or any other Credit Party, to the extent such Accounts, Contracts, Instruments, Investment Property and Chattel Paper constitute Collateral, that the right, title and interest of the Borrower or such Credit Party in, to and under such Accounts, such Contracts, such Instruments, such Investment Property and such Chattel Paper have been assigned to the Collateral Agent for the benefit of the Lenders and that payments in respect thereof shall be made directly to the Collateral Agent.  Subject to any requirement of notice provided in the Commitment Order or the Final DIP Order, upon the request of either Agent or the Majority Lenders, the Borrower or such other Credit Party will so notify such Account Debtors, such parties to Contracts, obligors of such Instruments and Investment Property and obligors in respect of such Chattel Paper.  Subject to any requirement of notice provided in the Commitment Order or the Final DIP Order, upon the occurrence and during the continuation of an Event of Default, any Agent may in its own name, or in the name of others, communicate with such parties to such Accounts, Contracts, Instruments, Investment Property and Chattel Paper to verify with such Persons to the Majority Lenders’ reasonable satisfaction the existence, amount and terms of any such Accounts, Contracts, Instruments, Investment Property or Chattel Paper.

(d)           Either Agent shall have the right to make test verification of the Accounts constituting Collateral in any manner and through any medium that the Majority Lenders consider advisable, and each Credit Party agrees to furnish all such assistance and information as such Agent may require in connection therewith.

10.4.        Covenants of the Credit Parties with Respect to Collateral.  Each Credit Party hereby covenants and agrees with each Agent that from and after the date of this Agreement and until the Obligations are fully satisfied:

(a)           Changes in Locations, Name, Etc.  Such Credit Party will not, except upon thirty (30) day’s prior written notice to the Administrative Agent and delivery to the Administrative Agent of all additional executed financing statements and other documents reasonably requested by either Agent or the Majority Lenders to maintain the validity, perfection and priority of the security interests provided for herein (i) change its jurisdiction of organization or the location of its registered office or sole place of business, or (ii) change its name, identity, taxpayer identification number, organizational identification number, or organizational structure or form to such an extent that any financing statement filed by the Administrative Agent or the Collateral Agent in connection with this Agreement would become incorrect or misleading.

(b)           Maintenance of Records.  Such Credit Party will keep and maintain, at its own cost and expense, satisfactory and complete records of the Collateral, in all material respects, including, a record of all payments received and all credits granted with respect to the Collateral and all other dealings concerning the Collateral.  For the Collateral Agent’s further security, each Credit Party agrees that the Collateral Agent shall have a property interest in all of such Credit Party’s books and Records pertaining to the Collateral and, upon the occurrence and during the continuation of an Event of Default, such Credit Party shall deliver and turn over any such books and Records to the Collateral Agent or to its representatives at any time on demand of either Agent or the Majority Lenders.

(c)           Indemnification With Respect to Collateral.  In any suit, proceeding or action brought by either Agent relating to any Account, Chattel Paper, Contract, General Intangible, Investment Property, Instrument, or Intellectual Property constituting Collateral, or any other Collateral, for any sum owing thereunder or to enforce any provision of any such Account, Chattel Paper, Contract, General Intangible, Investment Property, Instrument, Intellectual Property or other Collateral, such Credit Party will save, indemnify and keep the Secured Parties harmless from and against all expense, loss or damage suffered by the Secured Parties by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by such Credit Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from such Credit Party, and all such obligations of such Credit Party shall be and remain enforceable against and only against such Credit Party and shall not be enforceable against either Agent.

(d)           Limitation on Liens on Collateral.  Such Credit Party will not create, permit or suffer to exist, and will defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral except Permitted Liens and will defend the right, title and interest of the Collateral Agent, for the benefit of the Lenders, in and to all of such Credit Party’s rights under the Collateral and in and to the Proceeds thereof against the claims and demands of all Persons whomsoever other than claims or demands arising out of Permitted Liens.

(e)           Limitations on Modifications of Accounts.  Such Credit Party will not, without the Majority Lenders’ prior written consent, grant any extension of the time of payment of any of the Accounts, Accounts Receivable, Chattel Paper, Instruments, Payment Intangibles or Supporting Obligations constituting Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon other than any of the foregoing which are done in the ordinary course of business, consistent with past practices and trade discounts granted in the ordinary course of business of such Credit Party.

(f)            [Reserved]

(g)           Pledged Collateral.

(i)            Upon request of the Majority Lenders, such Credit Party will (x) deliver to the Collateral Agent all certificates or Instruments representing or evidencing any Pledged Collateral, whether now arising or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Credit Party’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Majority Lenders, together with such other agreements, instruments, certificates and other documents as the Majority Lenders shall deem necessary or desirable to create and/or maintain the Collateral Agent’s security interests in such Pledged Collateral in favor of the Lenders, and (y) maintain all other Pledged Collateral constituting Investment Property in a Control Account.  The Collateral Agent shall have the right, at any time in its discretion but subject to the giving of thirty (30) calendar days’ prior notice to the applicable Credit Party, to transfer to or to register in its name or in the name of its nominees any or all of the Pledged Collateral.  The Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing any of the Pledged Collateral for certificates or instruments of smaller or larger denominations.

(ii)           Except as provided in Section 10.7, such Credit Party shall be entitled to receive all cash dividends paid in respect of the Pledged Collateral (other than liquidating or distributing dividends) with respect to the Pledged Collateral.  Any sums paid upon or in respect of any of the Pledged Collateral upon the liquidation or dissolution of any issuer of any of the Pledged Collateral, any distribution of capital made on or in respect of any of the Pledged Collateral or any property distributed upon or with respect to any of the Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any issuer of Pledged Collateral or pursuant to the reorganization thereof shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Secured Obligations.  If any sums of money or property so paid or distributed in respect of any of the Pledged Collateral shall be received by such Credit Party, such Credit Party shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Collateral Agent, segregated from other funds of such Credit Party, as additional security for the Secured Obligations.

(iii)          Except as provided in Section 10.7, such Credit Party will be entitled to exercise all voting, consent and corporate rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Credit Party which would impair the Collateral or which would be inconsistent with or result in any violation of any provision of this Agreement, the Commitment Order or the Final DIP Order, or any other Credit Document or, without prior notice to each Agent, to enable or take any other action to permit any issuer of Pledged Collateral to issue any Equity Interests of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any shares or other equity securities of any nature of any issuer of Pledged Collateral.

(iv)          Such Credit Party shall not grant Control over any Investment Property or Deposit Account to any Person other than the Collateral Agent.

(v)           In the case of each Credit Party that is an issuer of Pledged Collateral, such Credit Party agrees to be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.  In the case of each Credit Party that is a partner in a partnership or a member in a limited liability company, such Credit Party hereby consents to the extent required by the applicable organizational documents to the pledge by each other Credit Party, pursuant to the terms hereof, of the Equity Interests in such partnership or limited liability company to the extent constituting Pledged Collateral and to the transfer of such Equity Interests to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner or member in such partnership or limited liability company with all the rights, powers and duties of a general partner, a limited partner, or a member, as the case may be.

(vi)          Such Credit Party will not agree to any amendment of an organizational document of the issuer of any Pledged Collateral that in any way adversely affects the perfection of the security interests of the Collateral Agent in favor of the Lenders in any Pledged Collateral pledged by such Credit Party hereunder, including electing to treat the membership interest or partnership interest owned by such Credit Party as a security under Section 8-103 of the UCC.

(h)           Intellectual Property.

(i)            Such Credit Party (either itself or through licensees) will (i) continue to use each Trademark that is Material Intellectual Property in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent shall obtain a perfected security interest in favor of the Lenders in such mark pursuant to this Agreement and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(ii)           Such Credit Party (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent which is Material Intellectual Property may become forfeited, abandoned or dedicated to the public.

(iii)          Such Credit Party (either itself or through licensees) (i) will not (and will not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby any portion of the Copyrights which is Material Intellectual Property may become invalidated or otherwise impaired and (ii) will not (either itself or through licensees) do any act whereby any portion of the Copyrights which is Material Intellectual Property may fall into the public domain.

(iv)          Such Credit Party (either itself or through licensees) will not do any act, or omit to do any act, whereby any trade secret which is Material Intellectual Property may become publicly available or otherwise unprotectable.

(v)           Such Credit Party (either itself or through licensees) will not do any act that knowingly uses any Material Intellectual Property to infringe the intellectual property rights of any other Person.

(vi)          Such Credit Party will notify each Agent immediately if it knows, or has reason to know, that any application or registration relating to any Material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Credit Party’s ownership of, right to use, interest in, or the validity of, any Material Intellectual Property or such Credit Party’s right to register the same or to own and maintain the same.

(vii)         Whenever such Credit Party, either by itself or through any agent, licensee or designee, shall file an application for the registration of any Material Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within or outside the United States, such Credit Party shall report such filing to each Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs.  Upon request of the Majority Lenders, such Credit Party shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Majority Lenders may request to evidence the Collateral Agent’s security interest for the benefit of the Lenders in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Credit Party relating thereto or represented thereby.

(viii)        Such Credit Party will take all reasonable actions necessary or requested by the Majority Lenders or either Agent, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of any Copyright, Trademark or Patent that is Material Intellectual Property, including filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition and interference and cancellation proceedings.

(ix)           In the event that any Material Intellectual Property is infringed upon or misappropriated or diluted by a third party, such Credit Party shall notify each Agent promptly after such Credit Party has knowledge thereof.  Such Credit Party shall take appropriate action in response to such infringement, misappropriation or dilution, including promptly bringing suit for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions may be appropriate in its reasonable judgment under the circumstances to protect such Material Intellectual Property.

10.5.        Performance by Agents of the Credit Parties’ Obligations.  If any Credit Party fails to perform or comply with any of its agreements contained herein and either Agent, as provided for by the terms of this Agreement or any other Credit Document, shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable expenses of such Agent incurred in connection with such performance or compliance, together with interest thereon at the rate then in effect in respect of Eurodollar Daily Rate Loans constituting Revolving Loans (irrespective of whether any Revolving Loans are then outstanding), shall be payable by such Credit Party to such Agent on demand and shall constitute Obligations secured by the Collateral.  Performance of such Credit Party’s obligations as permitted under this Section 10.5 shall in no way constitute a violation of the automatic stay provided by section 362 of the Bankruptcy Code and each Credit Party hereby waives applicability thereof.

10.6.        Limitation on Duty in Respect of Collateral.  Neither the Agents nor any Lender shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of it or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except that each Agent shall, with respect to the Collateral in its possession or under its control, deal with such Collateral in the same manner as such Agent deals with similar property for its own account.  Upon request of the Borrower, each Agent shall account for any moneys received by it in respect of any foreclosure on or disposition of the Collateral of any Credit Party.

10.7.        Remedies, Rights Upon Default.

(a)           If any Event of Default shall occur and be continuing, each Agent may exercise in addition to all other rights and remedies granted to it in this Agreement, the Commitment Order, the Final DIP Order, and in any other Credit Document, all rights and remedies of a secured party under the UCC.  Without limiting the generality of the foregoing, each Credit Party expressly agrees that in any such event, the Collateral Agent, without demand of performance or other demand, advertisement or notice of any kind (other than the notices specified in Section 7.1, and except the notice required by the Commitment Order or the Final DIP Order, or the notice specified below of time and place of public or private sale) to or upon such Credit Party or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived to the maximum extent permitted by the UCC and other applicable law), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at any of the Collateral Agent’s offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Collateral Agent shall have the right upon any such public sale or sales to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption each Credit Party hereby releases.  Each Credit Party further agrees, at the Majority Lenders’ or the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places that the Majority Lenders or the Collateral Agent shall reasonably select, whether at such Credit Party’s premises or elsewhere.  The Collateral Agent shall, through the Administrative Agent, apply the proceeds of any such collection, recovery, receipt, appropriation, realization or sale (net of all expenses incurred by the Administrative Agent in connection therewith, including reasonable attorney’s fees and expenses), to the Secured Obligations, if then outstanding, in the order provided for in Section 2.13, such Credit Party remaining liable for any deficiency remaining unpaid after such application, and after so paying over such net proceeds and after the payment by the Collateral Agent of any other amount required by any provision of law, including the UCC, any surplus shall be applied as provided below.  Upon payment in full of the Secured Obligations and of the amounts referred to in the preceding sentence, the Collateral Agent shall account for the surplus, if any, to the relevant Credit Party in accordance with Section 2.13.  To the maximum extent permitted by applicable law, each Credit Party waives all claims, damages, and demands against the Agents and the Lenders arising out of the repossession, retention or sale of the Collateral except such as arise out of the gross negligence or willful misconduct of such Person.  Each Credit Party agrees that the Collateral Agent need not give more than thirty (30) calendar days’ notice to the Borrower pursuant to Section 7.1 (which notification shall be deemed given when mailed or delivered on an overnight basis, postage prepaid, addressed to the Borrower at its address referred to in Section 12.2) of the time and place of any public sale of Collateral or of the time after which a private sale may take place and that such notice is reasonable notification of such matters.  The Collateral Agent and its agents shall have the right to enter upon any Real Property owned or leased by any Credit Party to exercise any of its rights or remedies under this Agreement.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and any such sale may, without further notice, be made at the time and place to which it was adjourned.  Each Credit Party shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay its Obligations and all other amounts to which the Agents and the Lenders are entitled, the Credit Parties also being liable for the fees and expenses of any attorneys employed by the Agents to collect such deficiency.

(b)           [Reserved]

(c)           Pledged Collateral.

(i)            During the continuance of an Event of Default, if the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Credit Party or Credit Parties to the extent required by the Commitment Order or the Final DIP Order, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Collateral and make application thereof first to the Secured Obligations in the order set forth herein, and (ii) the Collateral Agent or its nominee may exercise (A) all voting, consent, corporate and other rights pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Pledged Collateral upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the organizational structure of any issuer of Pledged Collateral, the right to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Credit Party to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(ii)           In order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, (i) each Credit Party shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all such proxies, dividend payment orders and other instruments as the Majority Lenders may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Credit Party hereby grants to the Collateral Agent an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations.

(iii)          Each Credit Party hereby expressly authorizes and instructs each issuer of any Pledged Collateral pledged hereunder by such Credit Party to (x) comply with any instruction received by it from the Administrative Agent or the Majority Lenders in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Credit Party, and each Credit Party agrees that such issuer shall be fully protected in so complying and (y) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Collateral directly to the Collateral Agent.

10.8.        Agent Appointment as Attorney-in-Fact.

(a)           Each Credit Party hereby irrevocably constitutes and appoints each Agent and any officer or agent thereof, with full power of substitution, as its and its Subsidiaries’ true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Credit Party and in the name of such Credit Party, or in its own name, from time to time in the Majority Lenders’ discretion (but subject to the terms of this Agreement), for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary and desirable to accomplish the purposes of this Agreement and the transactions contemplated hereby, and, without limiting the generality of the foregoing, hereby gives the Collateral Agent the power and right, on behalf of such Credit Party, without notice to or assent by such Credit Party to do the following (but subject to the terms of this Agreement):

(i)            to ask, demand, collect, receive and give acquittances and receipts for any and all moneys due and to become due under any Collateral and, in the name of such Credit Party, its own name or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other Instruments for the payment of moneys due under any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Majority Lenders for the purpose of collecting any and all such moneys due under any Collateral whenever payable and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Majority Lenders for the purpose of collecting any and all such moneys due under any Collateral whenever payable;

(ii)           to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, to effect any repairs or any insurance called for by the terms of this Agreement and to pay all or any part of the premiums therefor and the costs thereof; and

(iii)          (A) to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due, and to become due thereunder, directly to the Collateral Agent or as the Collateral Agent shall direct; (B) to receive payment of and receipt for any and all moneys, claims and other amounts due, and to become due at any time, in respect of or arising out of any Collateral; (C) to sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with accounts and other documents constituting or relating to the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against any Credit Party with respect to any Collateral of such Credit Party; (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Majority Lenders may deem appropriate; (G) to license or, to the extent permitted by an applicable license, sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any trademarks, throughout the world for such term or terms, on such conditions, and in such manner, as the Majority Lenders shall in their sole discretion determine; and (H) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Majority Lenders’ option and such Credit Party’s expense, at any time, or from time to time, all acts and things which the Majority Lenders reasonably deem necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s Lien therein, in order to effect the intent of this Agreement, all as fully and effectively as such Credit Party might do.

(b)           Each Agent agrees that it will forbear from exercising the power of attorney or any rights granted to the Collateral Agent pursuant to this Section 10.8, except upon the occurrence or during the continuation of an Event of Default.  The Credit Parties hereby ratify, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.  Subject to compliance by the Collateral Agent with the notice requirements provided for in Section 7.1, to the extent applicable, exercise by the Collateral Agent of the powers granted hereunder is not a violation of the automatic stay provided by section 362 of the Bankruptcy Code and each Credit Party waives applicability thereof.  The power of attorney granted pursuant to this Section 10.8 is a power coupled with an interest and shall be irrevocable until the Obligations are indefeasibly paid in full.

(c)           The powers conferred on the Agents hereunder are solely to protect the Agents’ and the Lenders’ interests in the Collateral and shall not impose any duty upon it to exercise any such powers.  Each Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to any Credit Party for any act or failure to act, except for its own gross negligence or willful misconduct.

(d)           Each Credit Party also authorizes the Collateral Agent, at any time and from time to time upon the occurrence and during the continuation of any Event of Default or as otherwise expressly permitted by this Agreement, (i) to communicate in its own name or the name of its Subsidiaries with any party to any Contract with regard to the assignment of the right, title and interest of such Credit Party in and under the Contracts hereunder and other matters relating thereto and (ii) to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(e)           All Obligations of the Borrower shall constitute, in accordance with section 364(c)(1) of the Bankruptcy Code, claims against the Borrower in the SCL Case that are administrative expense claims having priority over any all administrative expenses of the kind specified in sections 105, 326, 330, 331, 503(b), 507(a), 507(b), 726 or any other provisions of the Bankruptcy Code (other than the Carve-Out) (provided that the Agents and the Lenders disclaim any Lien or priority with respect to proceeds (including recoveries) of Chapter 5 Claims).

10.9.        Modifications.  The Liens, lien priority, administrative priorities and other rights and remedies granted to the Collateral Agent in respect of Obligations for the benefit of the Lenders pursuant to this Agreement, the Commitment Order or the Final DIP Order (including the existence, perfection and priority of the Liens provided herein and therein and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by any of the Credit Parties (pursuant to section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of the Case, or by any other act or omission whatsoever.  Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(a)           except for the Carve-Out having priority over the Obligations of the Borrower, no costs or expenses of administration which have been or may be incurred in the SCL Case or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of the Agents or the Lenders against the Credit Parties in respect of any Obligation;

(b)           the security interests and other Liens granted herein shall continue to have the priority provided for under Sections 3.20 and 10.1 to be subject only to Permitted Liens, and shall be prior to all other security interests and other Liens, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever except for Permitted Senior Liens; and

(c)           the security interests and other Liens granted hereunder in property of the Debtor shall continue valid and perfected without the necessity that financing statements be filed or that any other action be taken under applicable nonbankruptcy law.

Notwithstanding any failure on the part of the Debtor or either Agent or the Lenders to perfect, maintain, protect or enforce the security interests and other Liens in the Collateral granted hereunder and under the other Credit Documents in the property of the Debtor, and the Final DIP Order shall automatically, and without further action by any Person, perfect such security interests and other Liens against the right, title and interest of the Debtor in the Collateral.

10.10.      [Reserved]

SECTION 11.   MULTIPLE OBLIGORS

11.1.        [Reserved]

11.2.        Waivers.

(a)           General.  Without notice to, or consent by, any Credit Party, and without in any way limiting or reducing each or any Credit Party’s liability for all of its Obligations under this Agreement and the other Credit Documents, the Agents and the Lenders, in accordance with Section 12.1 and other applicable provisions of the Credit Documents, may:  (i) grant extensions of time, renewals or other indulgences or modifications to any Credit Party or any other party under any of the Credit

Documents, (ii) agree with the Borrower to change the rate of interest under the Loans, (iii) agree with the Borrower to change, amend or modify any Credit Document(s), (iv) to the extent permitted under the Credit Documents following an Event of Default, sell, exchange, release or exercise remedies with respect to any or all Collateral, (v) accept or reject additional collateral for the Loans or any portion thereof, (vi) discharge or release any party or parties liable under the Credit Documents, (vii) foreclose or otherwise realize on any Collateral, or attempt to foreclose or otherwise realize on any Collateral, whether such attempt is successful or unsuccessful, and whether such attempt relates to some or all or only some portion of the Collateral, (viii) accept or make compositions or other arrangements or file or refrain from filing a claim in any bankruptcy, insolvency or similar proceeding, (ix) make other or additional Loans to the Borrower in such amount(s) and at such time(s) as the Agents and the Lenders, in accordance with Section 12.1 and other applicable provisions of the Credit Documents, may determine, and (x) credit payments in such manner and order of priority to principal, interest or other obligations as the Majority Lenders may determine in their discretion, except as otherwise provided in this Agreement (including under Section 2.13 and Section 12.1).  Without limiting the generality of the foregoing, except as might be provided in this Agreement to the contrary, each or any Credit Party’s liability for the Loans and other Obligations shall continue even if the Agents, the Lenders and the other Credit Parties alter any obligations under the Credit Documents in any respect or either Agent’s (or any Lender’s) remedies or rights against any Credit Party are in any way impaired or suspended without any Credit Party’s consent.  If the Agents and the Lenders perform any of the actions described in this Section, then every Credit Party’s liability shall continue in full force and effect even if either Agent’s (or any Lender’s) actions impair, diminish or eliminate any Credit Party’s subrogation, contribution or reimbursement rights (if any) against any other Credit Party.

(b)           Waivers of Rights and Defenses.  Each Credit Party waives any right to require the Agents to (i) proceed against any particular Credit Party, any particular Collateral, or in any particular order of realization, (ii) proceed against or exhaust any Collateral, or (iii) pursue any other right or remedy.  Each Credit Party agrees that the Agents may proceed against each or any Credit Party with respect to the obligations of such Credit Party under this Agreement and the other Credit Documents without taking any actions against any other Credit Party.  Each Credit Party agrees that each Agent (on behalf of the Lenders) may unqualifiedly exercise (or refrain from exercising) in the Majority Lenders’ sole discretion any or all rights and remedies available to it against any Credit Party without impairing such Agent’s rights and remedies in enforcing the obligations of any Credit Party under this Agreement or the other Credit Documents, under which each Credit Party’s liabilities shall remain independent and unconditional.  Each Credit Party agrees and acknowledges that the Agents’ exercise of certain of such rights or remedies may affect or eliminate such Credit Party’s right of subrogation or recovery (if any) against the other Credit Parties and that such Credit Party may incur a partially or totally non-reimbursable liability in performing its obligations under the Credit Documents.  Without limiting the generality of any other waivers in this Agreement, each Credit Party expressly waives any statutory or other right that such Credit Party might otherwise have to require the Agents to exhaust the Collateral held with respect to the other Credit Parties before the Agents may proceed against the Collateral owned by such Credit Party.

(c)           Additional Waivers.  Except for the notice requirement expressly provided for in Section 7.1, each Credit Party waives diligence and all demands, protest, presentments and notices of every kind or nature, including notices of protest, dishonor, nonperformance, nonpayment, acceptance of the Obligations of such Credit Party under this Agreement and the other Credit Documents and the creation, renewal, extension, modification or accrual of any such Obligations, except notices to cure and notices that, in any of the foregoing cases, are either required by Requirement of Law (including pursuant to an Order) or by this Agreement or the other Credit Documents.  No failure or delay on either Agent’s or any Lender’s part in exercising any power, right or privilege under the Credit Documents shall impair or waive any such power, right or privilege.

11.3.        Full Knowledge.  Each Credit Party acknowledges and represents and warrants that it has had a full and adequate opportunity to review the Credit Documents and the Commitment Order and, prior to the entry thereof, the Final DIP Order, the transactions contemplated hereby and thereby and all underlying facts relating to such transactions.  Each Credit Party represents and warrants that it fully understands:  (a) the remedies the Agents (on behalf of the Lenders) may pursue against the Borrower and each other Credit Party in the event of a Default or Event of Default under this Agreement or any other Credit Document, and (b) the Borrower’s and each other Credit Party’s financial condition and ability to perform under the Credit Documents.  Each Credit Party agrees to keep itself fully informed regarding all aspects of the its and each other Credit Party’s financial condition and the performance of its and each other Credit Party’s Obligations under this Agreement and the other Credit Documents and the Commitment Order and the Final DIP Order.

11.4.        [Reserved]

11.5.        [Reserved]

11.6.        Lenders’ Disgorgement of Payments.  Upon payment of all or any portion of the Loans, each Credit Party’s Obligations under this Agreement and the other Credit Documents shall continue and remain in full force and effect if all or any part of such payment is, pursuant to any bankruptcy, insolvency or similar proceeding or otherwise, avoided or recovered directly or indirectly from either Agent or any Lender as a preference, fraudulent transfer or otherwise, irrespective of (a) any notice of revocation given by the Borrower prior to such avoidance or recovery, or (b) payment in full of the Loans.  Each Credit Party’s liability under the Credit Documents shall continue until all periods have expired within which either Agent or any Lenders could (on account of bankruptcy or insolvency proceedings, whether or not then pending, affecting any Credit Party or any other Person) be required to return or repay any amount paid at any time on account of the Loans or the other Obligations.  If, in any such proceeding, any party seeks to require either Agent or any Lender to disgorge or repay any payments previously made by any Credit Party to either Agent or any Lender, then each Credit Party shall jointly and severally be obligated to pay such Agent or such Lender, within ten (10) days after written request therefor, an amount equal to the amount adjudicated to be disgorged or repaid.

SECTION 12.  MISCELLANEOUS

12.1.        Amendments and Waivers.  Neither this Agreement, any other Credit Document, the Commitment Order or the Final DIP Order, as applicable, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1.  The Majority Lenders and each Credit Party party to the relevant Credit Document may, or, with the written consent of the Majority Lenders, each of the Administrative Agent or Collateral Agent, as applicable, and each Credit Party party to the relevant Credit Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto, to the other Credit Documents, to the Commitment Order or to the Final DIP Order, for the purpose of adding any provisions to this Agreement, the other Credit Documents, the Commitment Order or the Final DIP Order, as applicable, or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement, the other Credit Documents, the Commitment Order or the Final DIP Order, as applicable, or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)            forgive the principal amount or extend any scheduled date of payment of any Loan, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Majority Lenders) or extend the scheduled date of any payment thereof, or extend the Termination Date, in each case without the written consent of each Lender directly affected thereby;

(ii)           eliminate or reduce the voting rights of any Lender under this Section 12.1 without the written consent of such Lender;

(iii)          amend, supplement or otherwise modify any provision of this Section 12.1 or the definition of the term “Majority Lenders” or any provision of any Credit Document expressly requiring that any particular action be taken or consented to by all of the Lenders, in each case without the written consent of all Lenders directly affected thereby;

(iv)          consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, the other Credit Documents, the Commitment Order or the Final DIP Order, without the written consent of all Lenders;

(v)           release all or substantially all of the Collateral or release the Guarantor from its obligations under the Guaranty, in each case without the written consent of all Lenders;

(vi)          amend, modify or waive any provision of Section 2.13 without the written consent of each Lender directly adversely affected thereby;

(vii)         amend, modify or waive any provision of Section 8 without the written consent of either Agent if adversely affected thereby.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Credit Parties, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, the Credit Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Credit Documents, the Commitment Order and the Final DIP Order, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

The Borrower has advised the Lenders that, in connection with the Case, the Borrower is engaged in a group simplification process with respect to the Borrower and its Subsidiaries that may involve one or more transactions involving the liquidation of assets of Subsidiaries, mergers of Subsidiaries, offsets of claims of the Borrower against the obligations of Subsidiaries or offset by Subsidiaries of claims against each other, the conversion of obligations of Subsidiaries to the Borrower or to other Subsidiaries into capital contributions, the creation of inter-company liabilities and various other actions that alter the corporate or financial relationships between and among the Borrower and its Subsidiaries (any such action being a “Group Simplification Activity”).  The parties hereto understand that a proposed Group Simplification Activity might, absent waiver by the Majority Lenders in accordance herewith, conflict with the terms of this Agreement and that the Borrower may propose waivers or amendments to this Agreement to permit one or more Group Simplification Activities and the Majority Lenders may, in their discretion, consent, or not consent, to any such waiver or amendment.

12.2.        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:

Sea Containers Ltd.
22 Victoria Street
Hamilton, HM 12 Bermuda
Attn:  Chief Financial Officer
Fax:  (441) 295-5328

with copies to:

Sea Containers Services Ltd.
20 Upper Ground
London SE1 9PF England
Attn:  Chief Financial Officer
Fax:  011-44-207-805-5900

The Administrative Agent and the Collateral Agent:	299 South Main Street, 12th Floor Salt Lake City, Utah 84111 Attn: Corporate Lease Group Phone: 801-246-5630 Fax: 801-246-5053

provided that any notice, request or demand to or upon the Agents or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

12.3.        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of either Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents, the Commitment Order or the Final DIP Order, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.4.        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the

Commitment Order and the Final DIP Order and the making of the Loans and other extensions of credit hereunder.

12.5.        Payment of Expenses and Taxes; Indemnification.  The Borrower agrees (a) to pay or reimburse each Agent for all its out-of-pocket costs and expenses incurred in connection with the development, negotiation, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the other Credit Documents, the Commitment Order, the Final DIP Order and any other documents prepared in connection herewith or therewith, and the alternative forms of financing proposals requested by the Debtor, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to each Agent, all costs and expenses of negotiating, documenting and obtaining court approval of the Debtor’s entry into the Commitment Documents and related documents and the Credit Documents and the transactions described in the Commitment Documents and the Credit Documents, and search, filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Funding Date (in the case of amounts to be paid on the Funding Date) and from time to time thereafter on a monthly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and each Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents, the Commitment Order, the Final DIP Order and any such other documents prepared in connection herewith or therewith, including the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and to each Agent and (c) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents, the Commitment Order, the Final DIP Order and any such other documents prepared in connection herewith or therewith.   The Credit Parties shall jointly and severally indemnify and hold harmless each Agent, each Lender and each of their respective Affiliates, and each of the respective officers, directors, employees, agents, advisors, attorneys, consultants, and representatives of each of the foregoing in their respective capacities as such to an Agent or Lender or Affiliate thereof, as applicable, (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, obligations, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including fees and disbursements of counsel), joint or several (“Indemnified Amounts”), that may be imposed on, incurred by or asserted or awarded against any Indemnified Party (including in connection with, arising out of or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), whether or not any such Indemnified Party is a party thereto, in each case in any manner relating to, arising out of or in connection with or by reason of the DIP Facility, or the use or intended use of the proceeds of the DIP Facility, the Case, the Credit Documents (including any amounts payable by an Agent or a Lender pursuant to any indemnification or reimbursement provisions contained therein), the Commitment Documents, the Commitment Order, the Final DIP Order or the alternative forms of financing proposals requested by the Debtor, or the transactions contemplated hereby or thereby (which shall include any act, event or transaction related or attendant to any thereof), or in connection with any investigation of any matters contemplated hereby or thereby (collectively, the “Indemnified Matters”) except that the Credit Parties shall not have any obligation to an Indemnified Party pursuant to this Section 12.5 with respect to any Indemnified Amounts relating to any Indemnified Matter to the extent of any portion of such Indemnified Amounts directly and primarily caused by, or directly and primarily resulting from, the gross negligence or willful misconduct of that Indemnified Party as determined in a final non-appealable judgment or order by a court of competent jurisdiction.  In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any of its Significant Subsidiaries, or by any directors, security holders or creditors of any of the foregoing, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto.  Each Credit Party further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Group Member for or in connection with the Indemnified Matters, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have been directly and primarily caused by, or directly and primarily resulting from, such Indemnified Party’s gross negligence or willful misconduct.  In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Without limiting the foregoing, and to the extent permitted by applicable law, each Credit Party agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnified Party.  All amounts due under this Section shall be payable not later than ten days after written demand therefor.  Statements payable by a Credit Party pursuant to this Section shall be submitted to the Person and at the address of the Borrower set forth in Section 12.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.  The agreements in this Section shall survive repayment of the Loans and all other Obligations payable hereunder or under any other Credit Document.

12.6.        Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Credit Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)          (1)             Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement or under any other Credit Document (including all or a portion of its Commitments and the Loans at the time owing to it) with notice to the Administrative Agent and, so long as no Default has occurred and is continuing, the prior written consent (such consent not to be unreasonably withheld) of the Borrower, provided that no consent of the Borrower shall be required for an assignment to an Assignee that is a Lender immediately prior to giving effect to such assignment, or an Affiliate of any Lender, or an Approved Fund.

(i)            Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and, after giving effect to such assignment, the remaining Loans of such assigning Lender shall not be less than $1,000,000, in each case unless the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire;

(D)          no Assignment of any funding obligation with respect to any Revolving Credit Loan shall be made (other than to a Lender, an Affiliate of a Lender or an Approved Fund) except with the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed; and

(E)           no Assignment of or participation in any Loan shall be made to GE SeaCo or any Affiliate thereof or to any Person that (or whose Affiliate) operates in the container leasing business or could reasonably be expected to compete with the Borrower, GE SeaCo, the Guarantor, or SPC.

(ii)           Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 12.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section.

(iii)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(iv)          Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)             Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Credit Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) no participation shall release a Lender from a funding obligation or a Loan without the Borrower’s prior written consent (not to be unreasonably withheld or delayed).  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and, if applicable, each other Credit Agreement and to approve any amendment, modification or waiver of any provision of this Agreement and, if applicable, each other Credit Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 12.1 and (2) directly affects such Participant.  Subject to clause (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, 2.15 or 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.7(b) as though it were a Lender, provided such Participant shall be subject to Section 12.7(a) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.7.        Adjustments; Set-off.

(a)           Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender hereunder, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or shall receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Credit Party, except as expressly provided in Section 7.1, any such notice being expressly waived by each Credit Party to the extent permitted by applicable law, upon any amount becoming due and payable by any Credit Party hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Credit Party, as the case may be.  Each Lender agrees promptly to notify the applicable Credit Party and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.8.        Counterparts.  This Agreement and each other Credit Document may be executed by one or more of the parties to this Agreement or any other Credit Document on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement or any other Credit Document by facsimile transmission or electronic copy shall be effective as delivery of a manually executed counterpart hereof or thereof.  A set of the copies of this Agreement and each other Credit Document signed by all the parties shall be lodged with each of the Borrower and the Administrative Agent.

12.9.        Severability.  Any provision of this Agreement or any other Credit Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.10.      Integration.  This Agreement and the other Credit Documents, together with the Commitment Order and the Final DIP Order, represent the entire agreement of the Credit Parties, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by either Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein, in the other Credit Documents or the Commitment Order or the Final DIP Order.

12.11.      GOVERNING LAW.  THIS AGREEMENT AND EACH OTHER CREDIT DOCUMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND EACH OTHER CREDIT DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

12.12.      Submission To Jurisdiction; Waivers.  Each Credit Party hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement, the other Credit Documents, the Commitment Order or the Final DIP Order, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Delaware, the courts of the United States for the District of Delaware (including the Bankruptcy Court), and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth or referenced in Section 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

12.13.      Acknowledgments.  Each Credit Party hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the other Credit Documents, the Commitment Order and the Final DIP Order;

(b)           neither Agent nor any Lender has any fiduciary relationship with or duty to such Credit Party arising out of or in connection with this Agreement, any of the other Credit Documents, the Commitment Order or the Final DIP Order, and the relationship between the Agents and Lenders, on one hand, and such Credit Party, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)           no joint venture is created hereby or by the other Credit Documents, the Commitment Order or the Final DIP Order, or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among such Credit Party and the Lenders.

12.14.      Releases of Guarantees and Liens.  Notwithstanding anything to the contrary contained herein or in any other Credit Document or the Commitment Order or the Final DIP Order, as applicable, each Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 12.1) to take any action requested by the Borrower having the effect of releasing any Collateral or Guaranty to the extent necessary to permit consummation of any transaction not prohibited by any Credit Document or that has been consented to in accordance with Section 12.1.

12.15.      Confidentiality.  Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Credit Party pursuant to this Agreement that is designated by such Credit Party as confidential; provided that nothing herein shall prevent either Agent or any Lender from disclosing any such information (a) to either Agent, any other Lender or any Affiliate of such Lender, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any pledgee of any security interest pledged pursuant to Section 12.6(d), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Credit Document or the Commitment Order or the Final DIP Order, as applicable.

12.16.      WAIVERS OF JURY TRIAL.  THE CREDIT PARTIES, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

12.17.      Delivery of Addenda.  Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

12.18.      Joint and Several Liability; Postponement of Subrogation.

(a)           The obligations of the Credit Parties hereunder and under the other Credit Documents and the Commitment Order and the Final DIP Order shall be joint and several and, as such, each Credit Party shall be liable for all of the Obligations of the Borrower under this Agreement, the other Credit Documents and the Commitment Order and the Final DIP Order, provided that the liability of the Guarantor shall be limited in amount to the value of the Guarantor’s assets as of the Funding Date.  The liability of each Credit Party for the Obligations of the Borrower under this Agreement, the other Credit Documents and the Commitment Order and the Final DIP Order shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement, any other Credit Document or the Commitment Order or the Final DIP Order, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder) which may at any time be available to or be asserted by the Borrower or any other Credit Party or other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of any other Credit Party or any other Person or the Borrower) that constitutes, or might be construed to constitute, an equitable or legal discharge of such other Credit Party for the Obligations, or of such Credit Party under this Section, in bankruptcy or in any other instance.

(b)           Each Credit Party agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the Obligations.  Any amount paid to the Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the Obligations shall be held in trust for the benefit of the Agents and the Lenders and shall immediately be paid to the Administrative Agent for the benefit of the Lenders and credited and applied against the Obligations of the Borrower, whether matured or unmatured, in such order as the Administrative Agent shall elect.

12.19.      Marshaling; Payments Set Aside.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations.  To the extent that the Borrower makes a payment or payments to the Agents or the Lenders or any of such Persons receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

12.20.      [Reserved]

12.21.      [Reserved]

12.22.      [Reserved]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SEA CONTAINERS LTD., as Borrower

By:	/s/ Laura Barlow
Name:Laura Barlow
Title: Chief Financial Officer

SPC HOLDINGS LTD., as Guarantor

By:	/s/ M.R. Wilson
Name: /s/ M.R. Wilson
Title: Director

WELLS FARGO BANK NORTHWEST, N.A., as Administrative Agent

By:	/s/ Val T. Orton
Name: Val T. Orton
Title: Vice President

WELLS FARGO BANK NORTHWEST, N.A., as Collateral Agent

By:	/s/ Val T. Orton
Name: Val T. Orton
Title: Vice President